                                                                  EXECUTION COPY








                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              SIEMENS CORPORATION,

                            EMILIA ACQUISITION CORP.

                                       AND

                        ENTEX INFORMATION SERVICES, INC.



                           Dated as of March 13, 2000

                                TABLE OF CONTENTS

                                                                                                          PAGE


1.  The Merger; Additional Actions.......................................................................   2

    1.1   The Merger.....................................................................................   2

    1.2   Effective Time.................................................................................   2

    1.3   Closing........................................................................................   2

    1.4   Effects of the Merger..........................................................................   2

    1.5   Certificate of Incorporation, By-Laws and Officers and Directors of the Surviving Corporation..   2

    1.6   Directors......................................................................................   2

    1.7   Further Assurances.............................................................................   3

2.  Conversion of Shares.................................................................................   3

    2.1   Conversion of Capital Stock....................................................................   3

    2.2   Closing Statement Procedures...................................................................   6

    2.3   Deposits of Funds at and following the Closing.................................................   6

    2.4   Payment for Certificates.......................................................................   7

3.  Representations and Warranties of the Company........................................................   8

    3.1   Organization...................................................................................   8

    3.2   Capitalization.................................................................................   8

    3.3   Authority.....................................................................................   10

    3.4   No Conflicts; Governmental Requirements; SEC Documents........................................   10

    3.5   Subsidiaries..................................................................................   11

    3.6   Books and Records.............................................................................   11

    3.7   Financial Statements..........................................................................   11

    3.8   Absence of Undisclosed Liabilities............................................................   12

    3.9   Operations and Obligations....................................................................   12

    3.10  Properties....................................................................................   12

    3.11  Accounts Receivable; Accounts Payable; Inventory..............................................   13

    3.12  Contracts.....................................................................................   13

    3.14  Litigation....................................................................................   15

    3.15  Compliance with Law; Authorizations...........................................................   15

    3.16  Intellectual Property.........................................................................   15

    3.17  Tax Matters...................................................................................   17

    3.18  Employee Benefit Plans........................................................................   18

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                          PAGE


    3.19  Employee Compensation.........................................................................   20

    3.20  Employees.....................................................................................   20

    3.21  Environmental Laws............................................................................   21

    3.22  Insurance.....................................................................................   21

    3.23  Bank Accounts, Letters of Credit and Powers of Attorney.......................................   21

    3.24  No Adverse Development........................................................................   22

    3.25  Transactions with Affiliates..................................................................   22

    3.26  Information Statement; Merger Materials.......................................................   22

    3.27  Brokers.......................................................................................   22

4.  Representations and Warranties of Siemens and Acquisition...........................................   22

    4.1   Organization..................................................................................   22

    4.2   Corporate Authority...........................................................................   22

    4.3   No Breach.....................................................................................   22

    4.4   Litigation....................................................................................   23

    4.5   Brokers.......................................................................................   23

    4.6   Information...................................................................................   23

    4.7   Financing.....................................................................................   23

5.  Covenants and Additional Agreements.................................................................   23

    5.1   Conduct of Business...........................................................................   23

    5.2   No Solicitations..............................................................................   25

    5.3   Access to Information; Confidentiality........................................................   26

    5.4   Preparation of Information Statement; Approval of Stockholders; Siemens Approval..............   27

    5.5   Regulatory and Other Approvals................................................................   28

    5.6   Notice and Cure...............................................................................   28

    5.7   Company Stock Plans; Warrants.................................................................   28

    5.8   Termination of Contracts......................................................................   28

    5.9   Fulfillment of Conditions.....................................................................   29

    5.10  Cooperation...................................................................................   29

    5.11  Director and Officer Indemnification..........................................................   29

    5.12  Additional Covenants..........................................................................   30

6.  Conditions to Closing...............................................................................   30

    6.1   Conditions to the Obligations of Siemens and Acquisition......................................   30

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                          PAGE


    6.2   Conditions to the Obligations of the Company..................................................   31

7.  Survival; Indemnification; Tax Matters..............................................................   32

    7.1   Survival......................................................................................   32

    7.2   Indemnification...............................................................................   32

    7.3   Limitation of Liability; Disposition of Escrow Fund...........................................   33

    7.4   Stockholders' Representative..................................................................   33

    7.5   Notice of Claims..............................................................................   33

    7.6   Defense of Third Party Claims.................................................................   34

    7.7   Dispute Resolution: Negotiation, Mediation and Arbitration....................................   34

    7.8   Exclusive Remedy..............................................................................   35

    7.9   Tax Matters...................................................................................   35

8.  Termination; Effect of Termination..................................................................   36

    8.1   Termination...................................................................................   36

    8.2   Effect of Termination.........................................................................   37

9.  Fees and Expenses...................................................................................   37

    9.1   Expenses......................................................................................   37

    9.2   Stockholders of the Company...................................................................   38

10. Definitions.........................................................................................   38

11. Miscellaneous.......................................................................................   46

    11.1  Press Releases................................................................................   46

    11.2  Integration...................................................................................   46

    11.3  Assignment and Binding Effect.................................................................   46

    11.4  Waiver........................................................................................   46

    11.5  Notices.......................................................................................   46

    11.6  Amendment.....................................................................................   48

    11.7  Governing Law.................................................................................   48

    11.8  Third Party Beneficiaries.....................................................................   48

    11.9  Performance...................................................................................   48

    11.10 Severability..................................................................................   48

    11.11 Extensions....................................................................................   48

    11.12 Section Headings..............................................................................   48

    11.13 Exhibits; Disclosure Schedule.................................................................   48

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                                          PAGE


    11.14 Counterparts..................................................................................   48

                                    EXHIBITS

Exhibit A      Certificate of Incorporation of Surviving Corporation

Exhibit B      By-Laws of Surviving Corporation

Exhibit C      Form of Closing Statement and Measurement Date Balance Sheet
               Methodologies

Exhibit D      Form of Confidentiality/Non-Solicit Agreement

Exhibit E      Matters to be opined to by counsel to the Company

Exhibit F-1    List of Individual Resignations (Employment and Offices)

Exhibit F-2    List of Individual Resignations (Offices)

Exhibit G      Form of Tax-Related Insurance Policies

Exhibit H      Form of Opinion of Siemens Internal Counsel

Exhibit I      Escrow Agreement

Exhibit J      Tax Escrow Agreement

Exhibit K      Directors and Officers of Surviving Corporation

Exhibit L      Form of Dort A. Cameron, III Side Letter

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 13, 2000, by and among SIEMENS CORPORATION, a Delaware corporation ("Siemens"), EMILIA ACQUISITION CORP., a Delaware corporation ("Acquisition"), and ENTEX INFORMATION SERVICES, INC., a Delaware corporation (the "Company"). Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to them in Section 10.

                                    RECITALS

     A. The Company is a Delaware corporation, with its principal executive office located at Six International Drive, Rye Brook, New York 10573.

     B. Siemens is a Delaware corporation with its principal offices located at 153 East 53rd Street, New York, New York 10022. Acquisition is a wholly owned subsidiary of Siemens and was formed to merge with and into the Company so that, as a result of the merger, the Company will survive and become a wholly owned subsidiary of Siemens.

     C. The respective Boards of Directors of Siemens, Acquisition and the Company have determined that this Agreement and the consummation of the merger of Acquisition with and into the Company (the "Merger") in accordance with the laws of the State of Delaware and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Siemens, Acquisition and the Company, respectively, and their respective stockholders and have approved this Agreement.

     D. The principal stockholder of the Company and certain of his affiliates have simultaneously herewith entered into an agreement with Siemens and Acquisition (the "Stockholders Agreement") in which those Persons have (i) granted Acquisition an option to acquire their shares (the "Call Option"); (ii) agreed to vote their shares (x) in favor of the adoption of this Agreement and
(y) against any Acquisition Transaction with any third party; (iii) agreed to provide all notices and perform all actions necessary for the consummation of the transactions contemplated herein; (iv) received an undertaking from Acquisition to purchase their shares, at their option, under certain circumstances (the "Put Option"); and (v) agreed to exercise certain rights (the "Drag-Along Rights") to require various stockholders of the Company to sell their shares on the same terms.

     E. The parties intend that Siemens' acquisition of the Company will be accomplished in a single step pursuant to the Merger, but that under certain conditions the acquisition will instead be accomplished in two phases - namely, a purchase by Acquisition of the shares covered by the Stockholders Agreement, followed by completion of the Merger. In this Agreement, the term "Initial Purchase" refers to Acquisition's acquisition of the shares covered by the Stockholders Agreement, either as a result of the exercise of the Call Option or the Put Option, if that acquisition is prior to the Effective Time, and the term "Initial Purchase Date" refers to the date on which title to those shares passes to Acquisition.

     F. Certain officers and employees of the Company have executed and delivered to Siemens employment agreements, termination and severance agreements and/or non-competition/non-solicitation agreements that by their terms will take effect as of the earlier of (i) the Effective Time or (ii) the Initial Purchase Date.

     G. Siemens, Acquisition and the Company desire to make certain representations and warranties, covenants and agreements in connection with the Merger and/or the Initial Purchase and also to set forth the terms and conditions of the Merger and the Initial Purchase, all as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1. THE MERGER; ADDITIONAL ACTIONS.

     1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Acquisition shall be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, all of the respective outstanding shares of capital stock of the Company and Acquisition shall be converted or cancelled in the manner provided in Section 2.

     1.2 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 of the DGCL, on, or as soon as practicable after, the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Siemens and the Company and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to herein as the "Effective Time").

     1.3 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the second business day following satisfaction of the conditions set forth in Section 6.1(e), (g) and (i), provided that the other closing conditions set forth in Section 6 shall have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date, time and place as the parties may mutually agree (the "Closing Date"). At the Closing there shall be delivered to Siemens, Acquisition and the Company the certificates and other documents and instruments required to be delivered under Section 6.

     1.4 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

     1.5 Certificate of Incorporation, By-Laws and Officers and Directors of the Surviving Corporation.

          (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger so as to read in its entirety as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation.

          (b) The by-laws in the form set forth in Exhibit B shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such by-laws.

          (c) From and after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Exhibit K hereto, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     1.6 Directors.

     If the Initial Purchase occurs:

          (a) Upon the Initial Purchase Date and from time to time thereafter so long as Acquisition, Siemens and Siemens' other direct or indirect wholly-owned Subsidiaries collectively continue to hold shares of Company Common Stock in an amount at least equal to a majority of the outstanding voting power of the Company's capital stock, Siemens shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company, each Subsidiary and each standing committee thereof as is equal to the product of the total number of directors on the Board of Directors of the Company, such Subsidiary and such committee (determined after giving effect to the directors elected pursuant to this sentence), as the case may be, multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Siemens or its wholly owned Subsidiaries bears to the total number of shares of Company Common Stock then outstanding, and the Company shall, upon request of Siemens, promptly take all actions necessary to cause Siemens' designees to be so elected, including, if necessary, increasing the size of the Board of Directors of the Company or such Subsidiary or using its best efforts to obtain the resignations of one or more existing directors of the Company or such Subsidiary; provided, however, that prior to the Effective Time, the Board of Directors of the Company and each Subsidiary shall contain at least two members who are neither officers, directors nor designees of Siemens ( the "Company Designees").

          (b) The Company's obligations to appoint Siemens' designees to the Board shall be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.6 and shall distribute to its stockholders promptly following the execution and delivery of this Agreement such written material as is required under such Section and Rule in order to fulfill its obligations under this Section 1.6 (the "14(f) Material"). Siemens will supply any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule to the Company to be included in the 14(f) Material distributed by the Company.

          (c) From and after the election or appointment of Siemens' designees pursuant to this Section 1.6, if any, and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Siemens or Acquisition or waiver of any of the Company's rights hereunder, or any other action taken by the Board of Directors of the Company in connection with this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are Company Designees.

     1.7 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of Acquisition and the Company or to otherwise effect the purposes of this Agreement.

2. CONVERSION OF SHARES.

     2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of capital stock of the Company:

          (a) Capital Stock of Acquisition. Each issued and outstanding share of the common stock, par value $.0001 per share, of Acquisition ("Acquisition Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.0001 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Acquisition Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

          (b) Cancellation of Treasury Stock and Stock Owned by Siemens and Acquisition. All shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Siemens or Acquisition or by any direct or indirect wholly-owned Subsidiary of Siemens or Acquisition automatically shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Capital Stock.

               (i) Each issued and outstanding share of the common stock, par value $.0001 per share, of the Company ("Company Common Stock") (other than shares to be cancelled in accordance with Section 2.1(b) and other than shares that are Dissenting Shares (as defined in Section 2.1(d)(i)) shall be converted into the right to receive an amount per share in cash (the "Merger Price") equal to the quotient of (x) the Adjusted Acquisition Price divided by (y) the number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (the "Outstanding Share Amount"); provided, however, that in no event shall the aggregate Merger Price exceed the sum of (i) 66,942,037 plus (ii) the aggregate amount in cash received by the Company after the date of this Agreement and prior to the Effective Time upon exercise of Options.

               All such shares of Company Common Stock shall no longer be outstanding and shall be cancelled automatically and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, subject to the terms of the Escrow Agreement and the Tax Escrow Agreement and Sections 2.1(c)(ii), (iii) and (iv), the Merger Price and, if applicable, the Incremental Amount per share, upon the surrender of such certificate in accordance with Section 2.3, without interest. For purposes of this Agreement, the term "Adjusted Acquisition Price" shall be (i) $105,000,000 (the "Acquisition Price") minus (ii) the Closing Liquid Net Worth Adjustment plus (iii) an additional amount equal to the product of (x) the amount determined pursuant to the preceding clauses (i) and (ii) times (y) 6.5% per year from the Measurement Date to the Effective Time, calculated on an uncompounded basis.

               (ii) The first $20,000,000 of the aggregate Merger Price and, if applicable, Incremental Amount (the "Indemnity Amount") shall be deposited into escrow pursuant to the terms of the Escrow Agreement. In accordance with the terms of the Escrow Agreement, following completion of the Escrow period, the Remaining Escrow Balance shall be deposited with the Payment Agent in accordance with Section 2.3 for distribution to the holders of shares of the Company Common Stock as of the Effective Time in proportion to their respective share ownership.

               (iii) If the Tax Insurance Election is made, to the extent the aggregate Merger Price and, if applicable, Incremental Amount exceeds $20,000,000, the next $20,000,000 of the aggregate Merger Price and, if applicable, Incremental Amount (the "Tax Escrow Amount") shall be deposited into escrow pursuant to the terms of the Tax Escrow Agreement. In accordance with the terms of the Tax Escrow Agreement, following completion of the Tax Matters Escrow Period, the Tax Escrow Balance shall be deposited with the Payment Agent in accordance with Section 2.3 for distribution to the holders of shares of Company Common Stock as of the Effective Time in proportion to their respective share ownership.

               (iv) To the extent the aggregate Merger Price and, if applicable, Incremental Amount exceeds $20,000,000 or, if the Tax Insurance Election is made, $40,000,000, the next $500,000 of the aggregate Merger Price and, if applicable, Incremental Amount (the "Stockholder Representative

Expense Amount") shall be paid to the Stockholders' Representative for the purpose of funding expenses in connection with his performance of the duties of Stockholders' Representative; provided that the Stockholders' Representative shall deliver an undertaking to the Company pursuant to which he will agree to deliver to the Payment Agent any portion of such amount not utilized for such purpose, which portion shall be distributed to the holders of shares of Company Common Stock as of the Effective Time in proportion to the respective share ownership.

               (v) If the Effective Time occurs prior to the date letters of transmittal are first mailed pursuant to Section 2.4(b), an additional amount per share of Company Common Stock shall be received upon conversion of each share in the Merger in an amount equal to product of (x) the Merger Price and
(y) 6.5% per year from the Effective Time until the date letters of transmittal are first mailed pursuant to Section 2.4(b), calculated on an uncompounded basis (the "Incremental Amount").

          (d) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (in each case a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Price and, if applicable, the Incremental Amount pursuant to Section 2.1(c), but rather the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive, subject to the terms of the Escrow Agreement and the Tax Escrow Agreement and Sections 2.1(c)(ii), (iii) and (iv), the Merger Price and, if applicable, the Incremental Amount pursuant to Section 2.1(c).

               (ii) The Company shall give Siemens (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the exclusive right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Siemens, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

          (e) Treatment of Options. As of the date of this Agreement, each option to purchase Company Common Stock that is then outstanding (each an "Option") pursuant to a compensation plan or arrangement of the Company (the "Company Stock Plans"), whether or not then vested or exercisable, will become vested and exercisable. Each Option (other than Options issued pursuant to the Company's 1996 Performance Incentive Plan) that has not been exercised as of the Effective Time shall be cancelled without consideration. Each Option issued pursuant to the Company's 1996 Performance Incentive Plan that has not been exercised as of the Effective Time shall be exercisable solely for cash in an amount not to exceed the Merger Price. Prior to the Effective Time, the Company will obtain all consents and make all amendments, if any, to the terms of Options and the Company Stock Plans, if any, pursuant to which the Options were issued that are necessary to give effect to the provisions of this Section 2.1(e).

          (f) Warrants. At the Effective Time, each warrant to purchase Company Common Stock that is outstanding as of the Effective Time (each a "Warrant") pursuant to any of the Warrant Agreements or otherwise shall be exercisable solely for cash in an amount not to exceed the Merger Price. Prior to the Effective Time, the Company will obtain all consents and make all amendments, if any, to the terms of the Warrants and the Warrant Agreements that are necessary to give effect to the provisions of this Section 2.1(f).

     2.2 Closing Statement Procedures.

          (a) As promptly as practicable, but in any event not later than 30 days after the date (the "Measurement Date") that is the first to occur of (i) the Closing Date and (ii) the Initial Purchase Date, Siemens shall cause to be prepared and delivered to Dort A. Cameron, III (the "Stockholders' Representative") a draft Closing Statement substantially in the form of Exhibit C setting forth (x) the balance sheet of the Company at the close of business on the Measurement Date, which shall be prepared using the procedures and methodologies set forth in Exhibit C, and (y) Siemens' calculation (based on the amounts set forth on the balance sheet) of the Closing Liquid Net Worth Adjustment.

          (b) Subject to the provisions of paragraph (c) below, the Stockholders' Representative shall have 15 days from the date of delivery of the Closing Statement to review and approve the Closing Statement. If the Stockholders' Representative agrees with Siemens' calculation of the Closing Liquid Net Worth Adjustment contained in the Closing Statement, the Stockholders' Representative shall promptly so advise Siemens in writing, in which event the Closing Liquid Net Worth Adjustment shall be deemed final and the Adjusted Acquisition Price shall be calculated and deposited with the Payment Agent in accordance with Section 2.3.


          (c) If the Stockholders' Representative in good faith disagrees with the calculation of the Closing Liquid Net Worth Adjustment set forth in the Closing Statement, the Stockholders' Representative shall notify Siemens in writing (the "Notice of Disagreement") of such disagreement within 15 days after delivery of the Closing Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, Siemens and the Stockholders' Representative shall attempt in good faith to resolve and finally determine the Closing Liquid Net Worth Adjustment. If Siemens and the Stockholders' Representative are unable to resolve the disagreement within 10 days after the delivery of the Notice of Disagreement, Siemens and the Stockholders' Representative shall appoint PriceWaterhouse Coopers (the "Independent Accountant") to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to Siemens and the Stockholders' Representative, within 30 days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of the Independent Accountant's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Liquid Net Worth Adjustment in light of such resolution and such firm shall be deemed to be acting as experts and not as arbitrators. In their review of the Closing Statement and recalculation of the Closing Liquid Net Worth Adjustment, the Independent Accountant will be limited to using the procedures and methodologies set forth in Exhibit C. The fees, costs and expenses of the Independent Accountant, if any, will be borne equally by Siemens and the Stockholders' Representative (it being understood that the Stockholders' Representative's portion thereof shall be one of the expenses for which he is entitled to receive reimbursement in accordance with the terms of the Escrow Agreement). Within five days of delivery of a notice of determination by the Independent Accountant as described above, the applicable portions of the Adjusted Acquisition Price (calculated using the Closing Liquid Net Worth Adjustment so determined by the Independent Accountant) shall be delivered or made available to the Payment Agent, the Escrow Agent, the Stockholders' Representative and/or the Tax Escrow Agent, as the case may be, in accordance with Section 2.3.


     2.3 Deposits of Funds at and following the Closing.

          (a) On the date (the "Initial Distribution Date") which is the later to occur of (i) the date on which the Adjusted Acquisition Price is determined pursuant to the provisions of Section 2.2 or (ii) the

Effective Time, (x) Siemens shall deposit with the Escrow Agent funds in an amount equal to the Indemnity Amount, (y) if the Tax Insurance Election is not made, Siemens shall deposit with the Stockholders' Representative, the Stockholders' Representative Expense Amount, if any, and shall deposit with the Payment Agent the balance, if any, of the aggregate Merger Price and the aggregate Incremental Amount, if any, and (z) if the Tax Insurance Election is made, Siemens: shall deposit with the Tax Escrow Agent the Tax Escrow Amount, if any; shall deposit with the Stockholders' Representative, the Stockholders' Representative Expense Amount, if any; and shall deposit with the Payment Agent the balance, if any, of the aggregate Merger Price and the aggregate Incremental Amount, if any.

     2.4 Payment for Certificates.

          (a) Exchange Fund. Siemens shall appoint the Payment Agent no later than the Closing Date. The Payment Agent shall agree to hold the funds deposited with it pursuant to Section 2.3 and, in its capacity as the Escrow Agent pursuant to the Escrow Agreement and as the Tax Escrow Agent pursuant to the Tax Escrow Agreement (such funds, together with earnings thereon, being referred to herein as the "Exchange Fund"), for disbursement as provided in this Section 2.4.

          (b) Payment Procedures. As soon as reasonably practicable (and in any event not later than five business days) after the Initial Distribution Date, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.1(c) into the right to receive the merger consideration described in Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portions, if any, of the Merger Price and Incremental Amount, if any, deposited with the Payment Agent on the Initial Distribution Date. Upon surrender of a Certificate to the Payment Agent, together with such letter of transmittal, duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing such portion, if any, of the Merger Price and Incremental Amount, if any, per share of Company Common Stock represented thereby which such holder has the right to receive pursuant to the provisions of Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. Except as otherwise provided in this Agreement, the Tax Escrow Agreement or the Escrow Agreement, in no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. Until surrendered as contemplated by this Section 2.4(b), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive the merger consideration provided for in this Agreement.

          (c) Tax Escrow Balance. As soon as reasonably practicable (and in any event not later than five business days) following the end of the Tax Matters Escrow Period, Siemens shall cause to be mailed to each Person entitled to a portion of the Tax Escrow Balance pursuant to Section 2.1(c) a notice setting forth (i) the amount of the Tax Escrow Balance and (ii) instructions for obtaining the amount thereof to which each such Person is entitled pursuant to
Section 2.1(c) from the Payment Agent. Upon compliance by each such Person with those instructions, such Person shall be entitled to be paid the applicable amount due under Section 2.1(c). Except as expressly provided in the Tax Escrow Agreement, in no event shall interest be paid on any such amount.

          (d) Remaining Escrow Balance. As soon as reasonably practicable (and in any event not later than five business days) following the end of the Escrow Period, Siemens shall cause to be mailed to each Person entitled to a portion of the Remaining Escrow Balance pursuant to Section 2.1(c) a notice setting forth (i) the amount of the Remaining Escrow Balance and (ii) instructions for obtaining the amount thereof to which each such Person is entitled pursuant to Section 2.1(c) from the Payment Agent. Upon compliance by each such Person with those instructions, such Person shall be entitled to be paid the applicable amount due under Section 2.1(c). Except as expressly provided in the Escrow Agreement, in no event shall interest be paid on any such amount.

          (e) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.4.

          (f) Termination of Exchange Fund. Any monies furnished to the Payment Agent which remain undistributed to the stockholders of the Company for six months after the date they are first furnished shall be delivered to Siemens, upon demand, and any stockholders of the Company who have not theretofore complied with this Section 2 shall thereafter look only to Siemens (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the merger consideration. Neither Siemens nor the Surviving Corporation shall be liable to any holder of shares of capital stock of the Company for cash representing the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the relevant Section (determined in accordance with Section 11.13) of the disclosure schedule (the "Disclosure Schedule") delivered by the Company to Siemens concurrently with the execution of this Agreement, the Company represents and warrants to Acquisition and to Siemens as follows:

     3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, use and lease its assets and properties. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets and properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

          (b) Except for the Subsidiaries of the Company set forth in Section
3.5 of the Disclosure Schedule and as set forth in Section 3.1(b) of the Disclosure Schedule, the Company does not, directly or indirectly, own any equity or similar interest in or have any other ownership right in any other Person, nor does it have any obligation to purchase any shares of stock, other securities or other form of investment in any other Person.

     3.2 Capitalization. (a) As of the close of business on the business day immediately preceding the date of this Agreement, the total authorized shares of capital stock of the Company consisted solely of (i) 100,000,000 shares of Company Common Stock, of which 32,814,724 shares were issued and outstanding, and (ii) 2,000,000 shares of Preferred Stock, of which no shares were issued and outstanding. The Preferred Stock and the Company Common Stock are sometimes collectively referred to herein as the "Company Capital Stock." At the close of business on the business day immediately preceding the date of this Agreement, 82,500 shares of Company Common Stock were held in treasury. No shares of Company Capital Stock were issued after the close of business on the business day immediately preceding the date of this Agreement, other than pursuant to the exercise of Options outstanding as of the close of business on the business day immediately preceding the date of this Agreement. As of the close of business on the business day immediately preceding the date of this Agreement, 9,916,681 shares of Company Common Stock were reserved for issuance of which (i) 250,855 shares were reserved for issuance upon the exercise of a warrant issued pursuant to a Warrant Agreement, dated July 15, 1997 between the Company and IBMCC (the "1997 IBM Warrant"); (ii) 715,230 shares were reserved for issuance upon the exercise of a warrant issued pursuant to a Warrant Purchase Agreement, dated November 12, 1997 between the Company and Microsoft Corp. (the "Microsoft Warrant") (all of the Warrant Agreements referred to herein collectively being the "Warrant Agreements"); (iii) 8,926,915 shares were reserved for issuance upon the exercise of outstanding stock options under the Company Stock Plans; and (v) 23,681 shares were reserved for issuance pursuant to the 1996 Non-Employee Director Stock Plan (the "NED Plan"). All the outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. No shares of capital stock have been issued by the Company at any time in violation of the preemptive rights of any stockholder of the Company. All shares of capital stock previously issued by the Company were offered, issued and sold in compliance with all applicable Federal and state securities laws and regulations.

          (b) Section 3.2 of the Disclosure Schedule sets forth a complete and accurate listing of all options, warrants, restricted stock grants and other rights to acquire shares of Company Common Stock outstanding as of the date of execution and delivery of this Agreement. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between the Company and any Person, and none of the foregoing exist granting any interest in or the right to purchase or otherwise acquire from the Company or granting to the Company any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of the Company, whether or not presently issued or outstanding. There are no other outstanding securities of the Company or any other entity which are convertible into or exchangeable for other securities of the Company. There are no proxies, agreements or understandings with respect to the voting of the shares of Company Capital Stock to which the Company is a party or, to the knowledge of the Company, to which any other Person is a party or any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person the right to purchase or otherwise acquire from the Company any securities so convertible or exchangeable. No Option or Warrant has an exercise or strike price of less than $2.04 per share and each Option issued pursuant to the Company's 1996 Performance Incentive Plan that has not been exercised as of the Effective Time shall be exercisable solely for cash in an amount not in excess of the Merger Price.

          (c) The Company has not:

               (i) since June 27, 1999, declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

               (ii) since June 27, 1999, reclassified, combined, split, subdivided or redeemed, purchased (other than pursuant to the terms of any restricted stock award) or otherwise acquired, directly or indirectly, any of its capital stock;

               (iii) since the date of the latest balance sheet included in the December Financial Statements, incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances except pursuant to existing lines of credit or other existing credit facilities in the ordinary course of business; or

               (iv) since June 27, 1999, entered into or amended any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 3.2(c)(iii).

          (d) All amounts of outstanding indebtedness owed by the Company are repayable at any time without requiring the payment of any premium on the part of the Company or resulting in any penalty to the Company.

     3.3 Authority. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the approval by its stockholders of the adoption of this Agreement ("Stockholder Approval"), if and to the extent required by the DGCL, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Company's Board of Directors and, subject to obtaining Stockholder Approval (if and to the extent required by the DGCL) and except for the filing of the Certificate of Merger pursuant to the DGCL, no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and, subject to obtaining Stockholder Approval, is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     3.4 No Conflicts; Governmental Requirements; SEC Documents. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger do not, and will not, subject to obtaining the Stockholder Approval, (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require any consent, approval or notice under, any note, bond, indenture, license, lien, franchise, mortgage, contract, lease, permit, guaranty or other agreement, instrument or obligation listed on Section 3.12 of the Disclosure Schedule to which the Company is a party or by which any of its assets or properties may be bound.

          (b) Except for (i) the filing with the Securities and Exchange Commission (the "SEC") of an Information Statement pursuant to Regulation 14C under the Exchange Act in respect of the Stockholder Approval (as amended or supplemented from time to time, the "Information Statement"), if required, the 14(f) Material and such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) the filing of the Certificate of Merger pursuant to the DGCL and (iv) any other consents, approvals, authorizations, permissions, notices or filings which if not obtained or made would not (individually or in the aggregate) have a Material Adverse Effect or materially delay or hinder or render unlawful the consummation of the Merger or the other transactions contemplated by this Agreement, the execution and delivery of this Agreement by the Company do not and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

          (c) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 3, 1997 (the "Company SEC Documents"). All of the Company SEC Documents (other than preliminary materials or materials that were subsequently amended), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later filed Company SEC Documents. None of the Company SEC Documents is the subject of any confidential treatment request by the Company. Section 3.4(c) of the Disclosure Schedule lists all of the Company SEC Documents filed with the SEC since June 27, 1999.

          (d) The Company has furnished to Siemens and Acquisition copies of all notices, documents, requests, court papers, or other materials given to or received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement.

     3.5 Subsidiaries. Section 3.5 of the Disclosure Schedule lists the name of each Subsidiary and all lines of business in which each Subsidiary is participating or engaged. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation identified in Section 3.5 of the Disclosure Schedule, and has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, use and lease its assets and properties. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction specified in Section 3.5 of the Disclosure Schedule, which are the only jurisdictions in which nature of its business or the ownership, leasing or operation of such Subsidiary's assets and properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing, would not have a Material Adverse Effect. Section 3.5 of the Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company free and clear of all Liens. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between the Company or any Subsidiary on the one hand and any Person on the other hand with respect to the capital stock of any Subsidiary. The name of each director and officer of each Subsidiary on the date hereof, and the position with such Subsidiary held by each, are listed in Section 3.5 of the Disclosure Schedule.

     3.6 Books and Records. The minute books and other similar records of the Company and the Subsidiaries as made available to Siemens prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries. The stock transfer ledgers and other similar records of the Company and the Subsidiaries as made available to Siemens prior to the execution of this Agreement contain true and complete records, in all material respects, of all stock transfers related to the Company's or any Subsidiary's capital stock. The Company has previously furnished to Siemens true, complete and correct copies of the Certificate of Incorporation and the By-Laws of the Company and each Subsidiary as in effect on the date hereof.

     3.7 Financial Statements. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, the consolidated financial position of the Company and the Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

     3.8 Absence of Undisclosed Liabilities. Except as reflected in the financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended December 26, 1999 (the "December Financial Statements") or as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has or has incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) other than liabilities or obligations (other than obligations for borrowed money or in respect of capitalized leases) reasonably incurred after December 26, 1999 in the ordinary course of business.

     3.9 Operations and Obligations. Except as disclosed in the Company SEC Documents filed with the SEC since June 27, 1999 and prior to the date of this Agreement, since June 27, 1999:

          (a) there has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any respect any of the Company's or any Subsidiary's material assets;

          (b) the Company has not made any material wage or salary increase or other compensation payable or to become payable or bonus, or material increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, independent contractors, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than the increases made in the ordinary course consistent with past practice,

          (c) prior to the date of this Agreement, the Company has not received any notice from any customer or group of customers with whom the Company has a contract or agreement disclosed on Section 3.12 of the Disclosure Schedule stating that such customer or group of customers has ceased, or will cease, to use the products, equipment, goods or services of the Company, or has substantially reduced or will substantially reduce, the use of such products, equipment, goods or services at any time.

          (d) the Company has not failed to pay or perform, or delayed its payment or performance of, any obligation in a manner materially inconsistent with its past practice, and

          (e) the Company and each of its Subsidiaries have conducted its business only in the ordinary course.

     3.10 Properties. (a) Section 3.10 of the Disclosure Schedule contains a true, complete and correct list (designating the relevant owners, lessors and lessees) of (i) all real property owned, leased or subleased by the Company or any Subsidiary and (ii) all equipment, fixtures and other personal property owned, leased, subleased or managed by the Company or any Subsidiary which, in the case of clause (ii) only, has a net book value or commitment in excess of $50,000. Copies of all real and personal property leases and deeds of the Company and each Subsidiary relating to the property identified on Section 3.10 of the Disclosure Schedule have been delivered or made available to Siemens by the Company.

          (b) With respect to real property leased or subleased by the Company or any Subsidiary, the Company or such Subsidiary has a valid leasehold interest in such real property, and the leasehold or other interest of the Company or such Subsidiary in such real property is not subject or subordinate to any Lien. Neither the Company nor any applicable Subsidiary is in default in any material respect under any such lease, or sublease and, to the Company's knowledge, the other party or parties thereto are not in default of its or their obligations thereunder nor does any such party have the right to terminate prior to its scheduled expiration the term of any such lease or sublease as a result of the transactions contemplated by this Agreement.

          (c) Neither the Company nor any Subsidiary has received any written notice that the whole nor any part of any real property owned, leased, subleased, used or occupied by the Company or any Subsidiary is subject to any pending suit for condemnation or other taking by any public authority, and, to the Company's knowledge, no such condemnation or other taking is currently threatened or contemplated. The properties owned, leased or subleased by the Company and its Subsidiaries are sufficient to conduct the operations of the Company and its Subsidiaries as currently conducted, and the foregoing personal properties are in good operating condition and repair, normal wear and tear excepted.

          (d) Except as disclosed in the December Financial Statements, the Company or a Subsidiary owns outright or has good and marketable fee title to or a valid leasehold or license interest in all of its respective assets and properties (including, without limitation, those reflected as assets on the balance sheet included in the December Financial Statements), in each case free and clear of any Lien. The Company, together with its Subsidiaries, has all necessary assets, equipment and properties to engage in the business as currently conducted and proposed to be conducted by the Company.

     3.11 Accounts Receivable; Accounts Payable; Inventory. (a) All accounts receivable of the Company and the Subsidiaries have arisen from bona fide transactions by the Company and the Subsidiaries in the ordinary course of their business.

          (b) Section 3.11 of the Disclosure Schedule sets forth a true and correct list of each account payable of the Company and each Subsidiary, in each case in excess of $10,000 (and the age of such payable), as of the second business day immediately preceding the date of this Agreement.

          (c) The inventories (and any reserves with respect thereto that have been established by the Company or a Subsidiary) of the Company and the Subsidiaries as of the date of the latest balance sheet included in the December Financial Statements are described in Section 3.11 of the Disclosure Schedule. All such inventories (net of any such reserves) are (i) of such quality as to be useable in the ordinary course of business (subject in the case of work-in-process inventory to completion in the ordinary course of business), and
(ii) are reflected in the latest balance sheet included in the December Financial Statements and in the books and records of the Company at the moving weighted average based on latest purchases.

     3.12 Contracts. (a) Neither the Company nor any Subsidiary nor, in the case of (xiii) below, any Affiliate of the Company, is a party to or is bound by:

               (i) any contract or commitment (other than those with respect to which the Company has not yet received an invoice as of the close of business on the second business day immediately preceding the date of this Agreement) which creates an obligation on the part of the Company or any Subsidiary in excess of $200,000;

               (ii) any contract or commitment which obligates the Company or any Subsidiary to deliver any hardware, software, technology or services or rights related thereto and which has generated, within the twelve months preceding the date of this Agreement, or is forecasted to generate, within the twelve month period after the date of this Agreement, revenue (excluding revenue from discontinued operations) in excess of $1,000,000;

               (iii) any waiver or release of the Company's or any Subsidiary's rights (other than those related to discontinued operations) against a third party (other than immaterial rights) within the past six months;

               (iv) any debt instrument, including, without limitation, any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness, where the Company or any Subsidiary is a lender, borrower or guarantor, in a principal amount in excess of $50,000;

               (v) any contract or commitment restricting the Company, any Subsidiary or, to the knowledge of the Company, any of their respective employees of the title of Senior Vice President or higher from engaging in any activity or line of business or competing with any Person or limiting the ability of any Person to compete with the Company or any Subsidiary;

               (vi) any alliance, cooperation, joint venture, stockholders' partnership or similar agreement;

               (vii) any research, development, distributorship, sales agency, sales representative, marketing or reseller agreement related to the business or technology of the Company;

               (viii) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company or any Subsidiary;

               (ix) any employment, severance or consulting contract which is material to the business of the Company or its Subsidiaries;

               (x) any agreement which, if terminated, would reasonably be expected to result in a Material Adverse Effect;

               (xi) any material license, sublicense, development, support or maintenance agreement;

               (xii) any agreement relating to common or preferred stock issued by the Company or any Subsidiary;

               (xiii) any agreement which provides rights to parties other than the Company or any Subsidiary which are contingent upon a merger, consolidation or other "change-in-control" of the Company;

               (xiv) any agreement containing confidentiality and non-disclosure obligations from the Company which, if violated, could reasonably be expected to result in a Material Adverse Effect; or

               (xv) any other agreement that (A) involves the payment or potential payment, pursuant to the terms of any such agreement, by or to the Company or any Subsidiary of more than $200,000 and (B) cannot be terminated within 60 calendar days after giving notice of termination without resulting in any material cost or penalty to the Company or any Subsidiary.

          (b) The agreements listed in Section 3.12 of the Disclosure Schedule are all the material agreements relating to the ownership or operation of the currently conducted and contemplated business of the Company or to the property presently held or used by the Company or any Subsidiary or to which the Company or any Subsidiary is a party or to which it or any of its properties and assets is subject or bound. The Company has previously delivered (or made available) true, complete and correct copies of all such agreements (including all amendments) to Siemens (or, in the case of oral agreements only, true, complete and correct descriptions thereof have been set forth in Section 3.12 of the Disclosure Schedule). Neither the Company nor any Subsidiary is or, to the knowledge of the Company, is alleged to be, and, to the knowledge of the Company and its Subsidiaries, no other party to any such agreement is, in default in any material respect under any such agreement and, except as contemplated by this Agreement, after the Merger all of such agreements will remain in full force and effect, except for agreements which, by their terms, terminate prior to the consummation of the Merger. No additional consideration shall be due under such contracts as a result of the Merger and neither the Company nor any Subsidiary is currently renegotiating any such agreement or paying liquidated damages in lieu thereof.

     3.13 [INTENTIONALLY OMITTED].

     3.14 Litigation. (a) As of the date hereof: (i) there are no actions, suits, arbitrations, legal or administrative proceedings pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect;

               (ii) neither the Company nor any Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened investigation by any Governmental Entity; and

               (iii) neither the Company nor any Subsidiary nor the assets, properties or business of the Company or any Subsidiary is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal. Neither the Company nor any Subsidiary is the plaintiff in any such proceeding and neither the Company nor any Subsidiary is contemplating commencing legal action against any other Person.

          (b) There are no actions, suits, arbitrations, legal or administrative proceedings pending or, to the Company's knowledge, threatened against any of the officers or directors of the Company or any Subsidiary for which the Company or any Subsidiary may have an obligation to provide indemnification.

     3.15 Compliance with Law; Authorizations. (a) The Company and each Subsidiary have complied in all material respects with, and is not in violation of, in any material respect, any law, ordinance or governmental rule or regulation (collectively, "Laws") to which it or its business is subject.

          (b) The Company and each Subsidiary has obtained and currently holds all material licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties and the conduct of its business.

          (c) The Company and each Subsidiary has complied in all material respects with, and is not in violation in any material respect of, any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business.

     3.16 Intellectual Property. (a) Section 3.16(a) of the Disclosure Schedule contains a true and complete list of substantially all material Intellectual Property owned and used in the business of the Company and its Subsidiaries (other than the trademarks disclosed in Section 3.16(b) of the Disclosure Schedule and the licensed software and license agreements disclosed in Section
3.12 of the Disclosure Schedule) and all known infringements by third parties of such Intellectual Property. The Company and its Subsidiaries owns, and the Surviving Corporation will, pursuant to the Merger, own, all right, title and interest in and to all Intellectual Property, including that which is disclosed in Section 3.16(a) of the

Disclosure Schedule, free and clear of all Liens, together with the right to sue and assert claims for and recover damages and obtain any and all other remedies available at law and in equity for any past, present and future infringement, misappropriation or the violation of any such Intellectual Property (and settle all such suits, actions and proceedings). Other than the trademarks disclosed in
Section 3.16(b) of the Disclosure Schedule and the licensed software and other licensed Intellectual Property and rights disclosed in Section 3.12 of the Disclosure Schedule, (i) the Company or its Subsidiaries have received and hold all necessary assignments for and to such Intellectual Property, and there is nothing which would prevent the Company and its Subsidiaries from assigning and transferring all such Intellectual Property to Siemens and its Affiliates or to the Surviving Corporation pursuant to the Merger, free and clear of all Liens;
(ii) the Company and its Subsidiaries claim and own all right, title and interest in and to all copyright rights related to all works of authorship created by its respective employees or hires including all works made for hire;
(iii) all registrations with and applications to Governmental Entities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company or its Subsidiaries to maintain their validity or effectiveness or rights of Company and its Subsidiaries therein; (iv)there are no restrictions on the direct or indirect assignment or transfer of any contract, license, or any interest therein, held by the Company or its Subsidiaries in respect of any Intellectual Property or rights therein including pursuant to the Merger; (v) the Company has delivered to Siemens prior to the date of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, and to allow Siemens or the Surviving Corporation, to seek statutory protection for the same including patent or copyright protection for the same and Siemens, Acquisition or its nominee, shall own and have pursuant to the Merger all rights to seek protection for and so register such Intellectual Property if such protection is available; (vi) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets; (vii) none of the Company or its Subsidiaries is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract relating to such Intellectual Property; and (viii) to the knowledge of the Company and its Subsidiaries, no such Intellectual Property has been or is being infringed or has been misappropriated by any other Person. Neither the Company nor its Subsidiaries has received notice that it is infringing or has misappropriated any Intellectual Property of any other Person. To the knowledge of the Company and its Subsidiaries, no claim is pending, anticipated or has been made, to such effect that has not been resolved and none of the Company or its Subsidiaries is infringing or has misappropriated any Intellectual Property of any other Person.

          (b) Section 3.16(b) of the Disclosure Schedule contains a true and complete list of all trademarks owned or used by the Company and its Subsidiaries (the "Trademarks"); while it may be possible, to the best knowledge of the Company, there are no other trademarks which may have been adopted by any Subsidiary of Company for use in such Subsidiary's business. The Company owns all right, title and interest in the Trademarks free and clear of all Liens, including all rights to sue and assert claims for and recover damages and obtain any and all other remedies available at law and equity for any past, present, and future infringement, misappropriation or other violation of any such Trademarks (and settle all such suits, actions and proceedings). In addition,
(i) the Company and its Subsidiaries have exclusive rights to use such Trademarks in the territories wherein they are registered or where an application for registration is pending with respect to the goods described, and have received and hold all necessary assignments for and to such Trademarks, and to the knowledge of the Company, there is nothing which would prevent the Company and its Subsidiaries from assigning and transferring all right, title and interest in and to such Trademarks, and to the knowledge of the Company, there is nothing which would prevent the Company and its Subsidiaries from assigning and transferring all right, title and interest in and to such Trademarks and the goodwill of the business associated therewith, to Siemens, Acquisition or its nominee, free and clear of all Liens and encumbrances; (ii) all registrations with and applications to Governmental Entities are disclosed in Section 3.16(b) of the Disclosure Schedule, including expiration and renewal dates and dates when any affidavits or fees may be due to maintain such registrations; (iii) there are no restrictions on the use or direct or indirect transfer of any interest therein, and (iv) the Company has made available to Siemens prior to the date of this Agreement documentation with respect to such Trademarks, which documentation is sufficient and complete in all material respects and reasonably sufficient in detail and content to identify and disclose the condition and rights of the Company or any Persons (including material Trademark search or watch reports) in and to such Trademarks. The Company repeats its representations and warranties as per clauses (vi), (vii) and (viii) of paragraph (a) above with respect to the Trademarks. Any trademark rights licensed to or by the Company are disclosed in
Section 3.12 of the Disclosure Schedule; the Company has previously provided Siemens with copies of the written terms under which limited permission has been given by the Company and its Subsidiaries to third parties to use a trademark of the Company to publicize that such respective third party is actively engaged with or by the Company to distribute, service, support and maintain the products of the Company.

     3.17 Tax Matters. (a)(i) The Company and each Subsidiary have timely filed all material Tax Returns required to be filed; (ii) all such Tax Returns are true, complete and accurate in all material respects and all material Taxes shown to be due on such Tax Returns or otherwise due have been timely paid, have been fully reserved on the latest balance sheet included in the December Financial Statements or will be fully reserved by the Measurement Date; (iii) neither the Company nor any Subsidiary has waived or has been requested in writing to waive (or agreed to any extension of) any limitations period in respect of Taxes; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Tax authority (insofar as it relates to the activities or income of the Company or any Subsidiary); (v) there are no pending or, to the knowledge of the Company, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary; (vi) the Company is not a party to any Tax sharing or Tax allocation agreement, and has no obligation under any Tax indemnity arrangement; (vii) there are no liens for Taxes upon the assets of the Company or any Subsidiary (other than liens for property taxes not yet due and payable); (viii) all material Taxes which the Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, or reserved against and entered on the books of the Company or such Subsidiary in accordance with GAAP; (ix) neither the Company nor any Subsidiary is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (x) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under
Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (xi) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) neither the Company nor any Subsidiary has been liable for any accumulated earnings tax penalty or personal holding company tax.

          (b) The Company (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has no knowledge that the Internal Revenue Service ("IRS") has proposed any such adjustment or change in accounting method with respect to the Company; and (iii) does not have any application pending with the IRS or any other tax authority requesting permission for any change in accounting method.

          (c) Neither the Company nor any Subsidiary has income reportable for a period beginning after the Measurement Date but attributable to a transaction which resulted in the reporting of such income for financial accounting purposes in a period ending on or prior to the Measurement Date.

          (d) (i) There are no written requests for information from any Tax authority currently outstanding that could affect the Taxes of the Company or any Subsidiary; (ii) there are no proposed reassessments in writing of any property owned by the Company or any Subsidiary that could increase the amount of any Tax to which the Company or any Subsidiary would be subject and (iii) no power of attorney that is currently in force has been granted by the Company or any Subsidiary with respect to any matter relating to Taxes.

          (e) (i) Section 3.17 of the Disclosure Schedule contains a complete and accurate list of the jurisdictions in which Tax Returns have been filed on the basis of a unitary group, indicates the most recent Tax Return for each relevant jurisdiction for which an audit has been completed and indicates all Tax Returns that currently are the subject of audit; and (ii) the Company has delivered or made available to Siemens correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and any Subsidiary for the past three taxable years.

          (f) Except in respect of the affiliated, consolidated, combined, unitary or similar group of which the Company or any Subsidiary currently is a member, neither the Company nor any Subsidiary (i) is or has been a member of an affiliated group (within the meaning of Section 1504(a)(1) of the Code) or (ii) has filed or been required to file or been included on or required to be included on a consolidated federal income tax return or any state Tax Return on a consolidated, combined or unitary basis.

          (g) The provisions for Taxes reflected on the balance sheet included in the December Financial Statements are sufficient to cover all liabilities in respect of Taxes for all periods through December 31, 1999 (without regard to the materiality thereof).

          (h) Neither the Company nor any Subsidiary (i) owns an interest in any domestic international sales corporation, foreign sales corporation, controlled foreign corporation, or passive foreign investment company; (ii) has or is currently projected to have an amount includable in its income for the current taxable year under Section 951 or Section 551 of the Code, (iii) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (iv) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

          (i) Neither the Company nor any
Subsidiary is a party (other than as an investor) to any industrial development bond.

Notwithstanding anything to the contrary in this Section 3.17, the Company makes no representation regarding the validity of any of the net operating losses of the Company or any of its Subsidiaries or the ability of the Company or any of its Subsidiaries to utilize such net operating losses in any pre or post Measurement Date period.

     3.18 Employee Benefit Plans. (a) Section 3.18 of the Disclosure Schedule contains a complete and accurate list and description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to as "Welfare Plans") and all other Benefit Plans (together with the Pension Plans and Welfare Plans, the "Plans") maintained, or contributed to, during the past two years by the Company or any Person that, together with the Company, is treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or any former employees, officers, consultants or directors of the Company. The Company has made available to Siemens true, complete and correct copies of (i) each Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Plan

(if any such report was required), (iii) the most recent summary plan description for each Plan for which a summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan and (v) all material correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Except as would not have a Material Adverse Effect, each Plan has been administered in accordance with its terms. Except as would not have a Material Adverse Effect, the Company and all Plans are in compliance with applicable provisions of ERISA and, with respect to the Plans, the Code.

          (b) Except as would not have a Material Adverse Effect, all Pension Plans that are intended to be qualified under Section 401(a) of the Code have been the subject of determination, opinion, notification or advisory letters from the IRS to the effect that such Pension Plans are so qualified and are exempt from Federal income taxes under Section 501(a) of the Code, and no such determination letter has been revoked nor has any event occurred since the date of such Plan's most recent determination letter that would reasonably be expected to adversely affect its qualification.

          (c) Neither the Company nor any Commonly Controlled Entity has within the previous five years, maintained, contributed to or been obligated to contribute to any Plan that is subject to Title IV of ERISA including, without limitation any multi-employer plan (as defined in Section 3 (37) of ERISA).

          (d) Except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has any liability or obligation under any Welfare Plan to provide life insurance or medical or health benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA. Except as set forth on Section 3.18(d) of the Disclosure Schedule, no Plan that provides health or medical benefits are self-insured, and no claims for such benefits could result in an uninsured liability to the Company, any Subsidiary, the Surviving Corporation or Siemens.

          (e) Except as provided by this Agreement, no employee of the Company or any Subsidiary will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Plan as a result of the transactions contemplated by this Agreement.

          (f) Except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has engaged in any non-exempt prohibited transactions under ERISA and there are no violations or claims relating to the Plans except in the ordinary course of business.

          (g) There is no investigation by any governmental or regulatory authority or any proceeding or other claim, action (other than claims for benefits in the normal operations of the Benefit Plans), suit or proceeding against or involving any Benefit Plan or asserting any right or claim to benefits which is likely to be adversely determined and which, if so determined, would reasonably be expected to have a Material Adverse Effect.

          (h) All contributions, premiums and other payments required by law or any Plan or applicable collective bargaining agreement to have been made under any such Plan or agreement to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof.

          (i) Without limiting any other provision of this Section 3.18, except as would not have a Material Adverse Effect, no event has occurred and no condition exists, with respect to any Plan (whether or not maintained by the Company or the Surviving Corporation), that has subjected or could subject the Company, any Subsidiary, the Surviving Corporation or Siemens, or any Plan or any successor thereto, to any material tax, fine, penalty or other liability (other than, in the case of the Company, the

Subsidiaries and the Plans, a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Plan with respect to employees or former employees of the Company or any Subsidiary). Except as would not have a Material Adverse Effect, no event has occurred and no condition exists, with respect to any Plan that could subject Siemens or any of its Affiliates, or any plan maintained by Siemens or any Affiliate thereof, to any material tax, fine, penalty or other liability, that would not have been incurred by Siemens or any of its Affiliates, or any such Plan, but for the transactions contemplated hereby. No employee benefit plan other than a Plan is or will be directly or indirectly binding on the Surviving Corporation solely by virtue of the transactions contemplated hereby. Siemens, and its Affiliates, including on and after the Closing, the Surviving Corporation, shall have no material liability for, under, with respect to or otherwise in connection with any employee plan, which liability arises under ERISA or the Code, by virtue of the Company or any Subsidiary being aggregated in a controlled group or affiliated service group with any Commonly Controlled Entity for purposes of ERISA or the Code at any relevant time prior to the Closing. Each Plan may be amended and terminated in accordance with its terms. As of the Effective Time, no Plan will have any participants who are not employees of the Company or its Subsidiaries.

     3.19 Employee Compensation. Section 3.19 of the Disclosure Schedule contains a complete and accurate list (organized by individual for persons whose annual rate of compensation exceeds $75,000 and by category for all other persons) of the titles and current annual salary rates of and bonuses paid or payable to all present officers, employees, consultants, contractors and other individuals who perform services for the Company or any Subsidiary ("Employees").

     3.20 Employees.

          (a) Except as would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries has complied with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, and neither the Company nor any Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations; (ii) the Company believes that its relations with each of its employees is satisfactory; (iii) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees; (iv) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or such Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (v) there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary;
(vi) there is no strike, slowdown, work stoppage or lockout existing, or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or any Subsidiary; (vii) no charges are pending or to the knowledge of the Company threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company or any Subsidiary; (viii) there are no claims pending against the Company or any Subsidiary before any workers' compensation board; and (ix) neither the Company nor any Subsidiary has received notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company or any Subsidiary and, to the knowledge of the Company, no such investigation is in progress.

          (b) Except as would not have a Material Adverse Effect, the Company and each Subsidiary has properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Company and each Subsidiary.

          (c) Except as set forth on Section 3.20(c) of the Disclosure Schedule, every Employee (with the title of Senior Vice President and more senior) has executed a Confidentiality/Non-Solicit Agreement in substantially the form attached as Exhibit D hereto.

          (d) From September 26, 1999 through the date of this Agreement, the annualized rate of employee resignations has not exceeded 35%.

          (e) The Company has inquired of each of its employees to determine whether they are bound by any contract or commitment which restricts them from engaging in any activity or competing with any Person and based on that inquiry has no reason to believe that any such employee is so bound.

     3.21 Environmental Laws. Neither the Company nor any Subsidiary is in material violation of, or materially delinquent with respect to any reporting or other requirements under, any Environmental Law to which it or its assets, properties, personnel or business are subject. Neither the Company nor any Subsidiary has knowledge of any circumstances or conditions existing that may prevent or interfere with such compliance in the future. The Company and each Subsidiary have obtained all material permits, licenses and other authorizations required under Environmental Laws and such permits, licenses and authorizations are in full force and effect. There is no material Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary. There are no past or present actions, activities, circumstances, conditions, events or incidents taken or caused by the Company or any of its Subsidiaries, including, without limitation, the release, emission, discharge, storage, transportation, generation, presence or disposal, or, to the knowledge of the Company, any other Person, of any Hazardous Substance that could reasonably be expected to result in any material Environmental Claim against the Company or any Subsidiary. The Company has made available to Siemens all material surveys, reports, assessments, audits, evaluations or other documents relating to the presence, migration or disposal of any Hazardous Substance, prepared for or at the request of the Company or any Subsidiary and relating to the Company, any Subsidiary or any of their respective assets, properties or businesses.

     3.22 Insurance. The Company previously has delivered or made available to Siemens a complete and accurate list of all liability, property, workers' compensation, directors' and officers' liability, "key man" life and other insurance policies in effect that are owned by the Company or any Subsidiary, or under which the Company or any Subsidiary is a named insured. Those policies and the coverage thereunder are in full force and effect. The businesses of the Company and its Subsidiaries are adequately insured against loss or damage in kind and in an amount customarily obtained by similar businesses.

     3.23 Bank Accounts, Letters of Credit and Powers of Attorney. Section 3.23 of the Disclosure Schedule contains a complete and accurate list of (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of each of the Company and its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company and each Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or any Subsidiary. The Company has heretofore delivered or made available to Siemens true, correct and complete copies of each letter of credit and each power of attorney described on Section 3.23 of the Disclosure Schedule.

     3.24 No Adverse Development. Since June 27, 1999 there has been no event, circumstance, state of affairs, condition or development which the Company has not disclosed to Siemens in writing which has had or could reasonably be expected to have a Material Adverse Effect.

     3.25 Transactions with Affiliates. Except for transactions for compensation of employees or as disclosed in the Company SEC Documents, every transaction between the Company and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the SEC), which is currently in effect and which involves the payment, or receipt, in the aggregate, of more than $60,000 is set forth on Section 3.25 of the Disclosure Schedule.

     3.26 Information Statement; Merger Materials. None of the information supplied or to be supplied by the Company in writing specifically for inclusion in (i) the 14(f) Material or (ii) the Information Statement will, at the respective times filed with the SEC and/or published, sent or given to holders of Company Common Stock, as the case may be, and, in addition, in the case of the Information Statement, at the date it or any amendment or supplement is mailed to holders of Company Common Stock and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     3.27 Brokers. Except for Lazard Freres LLP, whose fees, commission and expenses are the sole responsibility of the Company, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Siemens and Acquisition without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against Siemens, Acquisition, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

4. REPRESENTATIONS AND WARRANTIES OF SIEMENS AND ACQUISITION. Siemens and Acquisition each represent and warrant to the Company as follows:

     4.1 Organization. Each of Siemens and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby to be performed by it.

     4.2 Corporate Authority. Each of Siemens and Acquisition has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by it has been duly authorized and approved on the part of Siemens and Acquisition by all necessary corporate action and, except for the filing of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of either Siemens or Acquisition is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Siemens and Acquisition and is the legal, valid and binding obligation of each of Siemens and Acquisition enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     4.3 No Breach. (a) The execution, delivery and performance by each of Siemens and Acquisition of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of either Siemens or Acquisition; (ii) violate any law, rule, regulation, order, writ, injunction, judgement or decree of any court, governmental authority, or regulatory agency, except for violations which, individually or in the aggregate, will not have a material adverse effect on Siemens and Acquisition taken as a whole; or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of cancellation or acceleration), under, any material note, bond, indenture, Lien, mortgage, contract, lease permit, guaranty or other agreement, instrument or obligation to which Siemens or Acquisition is a party or by which any of the properties of Siemens or Acquisition may be bound except for violations which, individually or in the aggregate, will not have a material adverse effect on Siemens and Acquisition taken as a whole.

          (b) Except for (i) the filing of a premerger notification report by Siemens under the HSR Act, (ii) the filing of the Merger Certificate pursuant to the DGCL and (ii) any other consents, approvals, authorizations, permissions, notices or filings which if not obtained or made would not (individually or in the aggregate) materially impair Siemens' ability to perform its obligations under this Agreement or have a material adverse effect on the Surviving Corporation, the execution and delivery of this Agreement by each of Siemens and Acquisition does not and the performance by it of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

     4.4 Litigation. (a) Neither Siemens nor Acquisition is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or to the knowledge of Siemens and Acquisition threatened, which could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

          (b) There is no judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal to which Siemens or Acquisition is subject which might adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

     4.5 Brokers. Except for Morgan Stanley Dean Witter, whose fees, commission and expenses are the sole responsibility of Siemens, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Siemens directly with the Company without the intervention of any Person on behalf of Siemens in such manner as to give rise to any valid claim by any Person against Siemens, Acquisition, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

     4.6 Information. None of the information supplied or to be supplied by Siemens or Acquisition in writing specifically for inclusion in (i) the 14(f) Material or (ii) the Information Statement will, at the respective times filed with the SEC and/or published, sent or given to holders of Company Common Stock, as the case may be, and, in addition, in the case of the Information Statement, at the date it or any amendment or supplement is mailed to holders of Company Common Stock and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.7 Financing. Siemens has available sufficient cash in immediately available funds to make the payments required by Section 2 of this Agreement.

5. COVENANTS AND ADDITIONAL AGREEMENTS.

     5.1 Conduct of Business. The Company covenants and agrees that at all times from and after the date of this Agreement until the Measurement Date (except as expressly contemplated or permitted by this Agreement, or to the extent that Siemens otherwise shall consent in writing):

          (a) The Company and the Subsidiaries shall conduct their respective businesses only in, and shall not take any action except in, the ordinary course of business consistent with past practice.

          (b) Without limiting the generality of paragraph (a) of this Section 5.1, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationship with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and orders of all governmental or regulatory authorities applicable to any of them, and (ii) neither the Company nor any of its Subsidiaries shall:

                    (A) amend or propose to amend its Certificate of Incorporation or By-Laws except for amendments required by this Agreement or which do not and will not adversely affect Siemens or Acquisition;

                    (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto (except for repurchases pursuant to outstanding stock restriction agreements);

                    (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any option, warrant or similar right with respect thereto other than upon exercise of an Option or Warrant outstanding on the date of this Agreement;

                    (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than the acquisition of assets in the ordinary course of business consistent with past practice;

                    (E) other than dispositions in the ordinary course of its business consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                    (F) except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any governmental or regulatory authority;

                    (G) except as otherwise provided in this Agreement, (x) except to the extent such incurrence would not be in violation of or require disclosure pursuant to the terms of this Agreement, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

                    (H) except for the actions with respect to stock options, restricted stock awards and the Company Stock Plans expressly provided for in this Agreement, enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate (other than in accordance with its terms) any Benefit Plans or other agreement, arrangement, plan or policy between the Company and one or more of its directors, officers, employees or consultants, or increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                    (I) except for the amendments to the Options, the Company Stock Plans, the Warrants and the Warrant Agreements expressly provided for in this Agreement, enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company;

                    (J) except as set forth in Section 5.1 of the Disclosure Schedule, make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in excess of $50,000 with respect to each such capital expenditure or commitment and not more than $1,000,000 in the aggregate;

                    (K) waive or agree to any extension of any limitations period in respect of Taxes;

                    (L) make any change in the lines of business in which it participates or is engaged;

                    (M) take any action or omit to take any action which would result in a material breach, violation or inaccuracy of any representation, warranty, covenant or agreement of the Company made in this Agreement;

                    (N) enter into any material contract or agreement which would require the consent of the other party thereto to consummate the transactions contemplated hereby; or

                    (O) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

          (c) Until the Measurement Date, the Company shall confer on a regular and frequent basis with Siemens and/or its Affiliates with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Siemens, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any governmental or regulatory authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Material Adverse Effect or materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     5.2 No Solicitations. Until the Measurement Date, neither the Company nor any of its Subsidiaries shall authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a "Representative") retained by or acting for or on behalf of the Company or any of its Subsidiaries to, directly or indirectly, initiate, solicit, encourage, or, unless the Board of Directors of the Company believes, after consultation with outside legal counsel, that the failure to take such actions would constitute a breach of the fiduciary duties of the Board of Directors, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction, by any Person, or group (a "Potential Acquiror"); provided, however, that (i) the Company may furnish or cause to be furnished information concerning the Company and its businesses, properties or assets to a Potential Acquiror, (ii) the Company may engage in discussions or negotiations with a Potential Acquiror,
(iii) following receipt of a proposal or offer for an Acquisition Transaction, the Company may make disclosure to the Company's stockholders and may recommend such proposal or offer to the Company's stockholders and (iv) following receipt of a proposal or offer for an Acquisition Transaction, the Board of Directors may enter into an agreement in principle or a definitive agreement with respect to such Acquisition Transaction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors of the Company shall have first concluded in good faith after consultation with outside legal counsel that such action is necessary or appropriate because failure to take such action would constitute a breach of the fiduciary duties owed by the Board of Directors of the Company to the Company's stockholders under applicable law; and provided, further, that the Board of Directors of the Company shall not take or permit the Company to take any of the foregoing actions referred to in clauses (i) through (iv) without prior written notice to Siemens with respect to such action. The Company shall promptly inform Siemens, orally and in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives and the identity of the Potential Acquiror. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted on or prior to the date of this Agreement heretofore with respect to any Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" means any merger, consolidation or other business combination involving the Company, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, the Company, whether for cash, securities or any other consideration or combination thereof, other than pursuant to the transactions contemplated by this Agreement.

     5.3 Access to Information; Confidentiality. (a) The Company shall, throughout the period from the date hereof to the Measurement Date, (i) provide Siemens and its Affiliates and their respective Representatives with full access, upon reasonable prior notice, during normal business hours to all officers, employees, agents, accountants and customers of the Company and its Subsidiaries, and their respective assets, properties, books and records and
(ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any Subsidiary pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority, and (y) all other information and data (including, without limitation, copies of contracts, Benefit Plans and other books and records) concerning the business, employees and operations of the Company (including product development) and its Subsidiaries as Siemens or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

          (b) Until the Measurement Date, Siemens will hold, and will use its best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws of governmental or regulatory authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of governmental or regulatory authorities); provided that to the extent reasonably practicable Siemens shall provide the

Company with reasonable notice of such compelled disclosure, or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the Company and its Subsidiaries furnished to it by the Company or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (w) known by Siemens, any of its Affiliates or any of their respective Representatives prior to disclosure by the Company or its Representatives, (x) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Siemens and its Representatives, (y) later acquired by Siemens, any of its Affiliates or any of their respective Representatives from another source if Siemens, such Affiliate or such Representative is not aware that such source is under an obligation to the Company to keep such documents and information confidential or (z) independently developed by Siemens or any of its Affiliates. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company, Siemens will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the Company or its Representatives to Siemens, its Affiliates and their Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Siemens or its Representatives.

     5.4 Preparation of Information Statement; Approval of Stockholders; Siemens Approval. (a) As soon as practicable following the date of this Agreement, the Company shall (i) prepare and file with the SEC a preliminary Information Statement, in form and substance satisfactory to Siemens and (ii) prepare, furnish to its stockholders and file with the SEC the 14(f) Material. The Company shall use its best efforts to respond to and resolve any comments of the staff of the SEC with respect to the Information Statement or the 14(f) Material as promptly as practicable after such filing. The Company will notify Siemens promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Information Statement or the 14(f) Material or for additional information, will supply Siemens with copies of all correspondence between it or any of its Representatives and the SEC with respect to the Information Statement or the 14(f) Material and will provide Siemens and its representatives with a reasonable opportunity to review, comment on and discuss all documents filed with the SEC or furnished to the Company's stockholders pursuant to this Section 5.4, to participate in all conversations with the SEC relating to those filings or any of the subject matter of this Agreement and to comment on all proposed responses to or other communications with the SEC. The form and content of the Information Statement and the 14(f) Material shall be reasonably acceptable to Siemens. The Information Statement and the 14(f) Material shall comply in all material respects with all applicable requirements under all applicable laws. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement or the 14(f) Material, the Company or Siemens, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company such amendment or supplement in a form reasonably acceptable to Siemens.

          (b) The Company shall, if required by applicable law and if requested by Siemens, duly call, give notice of, convene and hold a meeting of or solicit proxies or written consents from its stockholders for the purpose of voting on
(i) the adoption of this Agreement and (ii) the taking of such additional corporate actions as Siemens reasonably may request or as may be necessary or appropriate for the consummation of the Merger and the other transactions contemplated by this Agreement, whether or not the Board of Directors of the Company modifies or withdraws its approval of this Agreement, its declaration of its advisability or its recommendation that the stockholders adopt it. The Company shall take these actions and distribute the Information Statement as soon as reasonably practicable after the date hereof.

          (c) Notwithstanding the foregoing, if Acquisition acquires at least 90% of the issued and outstanding shares of Company Common Stock, the parties hereto shall take all necessary and appropriate actions to cause the Merger to become effective in accordance with Section 253 of the DGCL, as soon as reasonably practicable, without a meeting of the stockholders of the Company and without action by written consent of stockholders of the Company.

     5.5 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, each of the Company and Siemens will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other public or private third parties required of Siemens or any of its Subsidiaries or the Company to consummate the Initial Purchase and the Merger and the other matters contemplated hereby, and (ii) provide such other information and communications to such governmental or regulatory authorities as the other party or such governmental or regulatory authorities may reasonably request. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Siemens and the Company or their Affiliates under the HSR Act and under any similar or comparable European antitrust statute or regulation (collectively, the "European Statutes"), (y) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act or from similar or comparable European governmental authorities (the "European Authorities") pursuant to the European Statutes, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and the European Statutes and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by the FTC, the Antitrust Division, state attorneys general or the European Authorities.

     5.6 Notice and Cure. Each of Siemens and the Company will notify the other promptly in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure before the Measurement Date, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Siemens or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Siemens or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Siemens and the Company also will notify the other promptly in writing of, and will use commercially reasonable efforts to cure, before the Measurement Date, any violation or breach of any representation, warranty, covenant or agreement made by Siemens or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section 5.6 shall have any effect on (i) the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or
(ii) any right to indemnity hereunder.

     5.7 Company Stock Plans; Warrants. The Company shall take or cause to be taken, including as appropriate by its Board of Directors or the appropriate committee thereof, by all steps necessary, if any, to cause (i) give effect to the provisions of Section 2.1(e) and (ii) pursuant to the Warrant Agreements or other granting instruments, each Warrant granted to be exercisable solely for cash in an amount not to exceed the Merger Price.

     5.8 Termination of Contracts. Prior to the Measurement Date, the Company will take all action and obtain all consents required to terminate the agreements listed on Schedule 5.8 without liability to the Company following the Effective Time.

     5.9 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Siemens and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither the Company nor Siemens will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     5.10 Cooperation. (a) The Company hereby acknowledges and agrees that, in the event Siemens or any of its Affiliates undertakes to redeem, repurchase or repay all or any portion of the outstanding Notes, Debentures and/or Promissory Note, the Company will provide full and complete access to all books, records, files and information relating to such Notes, Debentures and Promissory Note, including through providing access to the applicable trustee, if any, and will assist in any manner as may reasonably be requested by Siemens and its Affiliates and their respective Representatives with respect to any such redemption, repurchase or repayment.

          (b) Siemens hereby acknowledges and agrees that the Company may, with the consent of Siemens (which consent shall not unreasonably be withheld), redeem, repurchase or repay all or any portion of the outstanding Notes, Debentures and/or Promissory Notes prior to the Measurement Date; provided, however, that Siemens shall be reasonably satisfied that such purchases shall not result in any liability to the Surviving Corporation or to Siemens or any of its Affiliates.

     5.11 Director and Officer Indemnification.

          (a) Siemens agrees that all rights to indemnification now existing in favor of any current or former director or officer of the Company as provided in the Company's Certificate of Incorporation or by-laws or in a written agreement between any such person and the Company in effect on the date hereof shall survive the Merger and shall continue in full force and effect until the expiration of all applicable statutes of limitation. Siemens also agrees to indemnify all current and former directors and officers of the Company to the fullest extent the Company would be permitted by the DGCL to indemnify them with respect to all acts and omissions arising out of such individuals' service as officers or directors of the Company or any of the Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees occurring prior to the Effective Time. Without limitation of the foregoing, in the event any such person is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Siemens will pay such person's reasonable legal and other expenses of counsel selected by such person and reasonably acceptable to Siemens (including the cost of any investigation, preparation and settlement) incurred in connection therewith after statements therefor are received by Siemens; provided, however, that Siemens shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all indemnified persons. Siemens shall be entitled to participate in the defense of any such action or proceeding, and counsel selected by the indemnified person shall, to the extent consistent with their professional responsibilities, cooperate with Siemens and any counsel designated by Siemens. Siemens shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided for in this Section 5.11.

          (b) Siemens agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company;

provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to such persons; and provided, further, that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof; and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.11(b), it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     5.12 Additional Covenants.

          (a) On or prior to the Measurement Date, the Company, Siemens and Dort
A. Cameron, III shall execute a letter, substantially in the form of Exhibit L, terminating Mr. Cameron's employment with the Company under his employment agreement.

          (b) Subject to the other terms and provisions of this Agreement, on or promptly following the Measurement Date, Siemens will provide funds necessary to repay and cause to be repaid to IBM Credit Corporation all amounts owing under that certain Fourth Amended and Restated Agreement for Wholesale Financing, dated September 15, 1995, as amended and cause such facility to be terminated.

          (c) Subject to the other terms and provisions of this Agreement, on or promptly following the Measurement Date, Siemens will provide funds necessary to repay and cause to be repaid the Notes.

6. CONDITIONS TO CLOSING.

     6.1 Conditions to the Obligations of Siemens and Acquisition. The obligation of Siemens and Acquisition to effect the Initial Purchase or, if the Initial Purchase does not occur, the Merger, is subject to the fulfillment on or prior to the Measurement Date of each of the following conditions (all or any of which, other than Sections 6.1(e) and (g), may be waived by Siemens in its sole discretion):

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it prior to or at the Measurement Date, and, each of the Company's representations and warranties contained in Section 3 of this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the Measurement Date as though made on and as of the Measurement Date or in the case of representations and warranties made as of a specified date earlier than the Measurement Date, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date and the Company shall have delivered to Siemens a certificate, dated the Measurement Date executed on behalf of the Company by its Chairman, President or a Vice President, to such effect.

          (b) Opinions of Counsel. Siemens and Acquisition shall have received the favorable written opinions, each dated the Measurement Date, of Lynne A. Burgess, Senior Vice President and General Counsel of the Company, and Cahill Gordon & Reindel, counsel to the Company, as to the matters set forth on Exhibit E and in form reasonably satisfactory to Siemens and Acquisition.

          (c) Resignations. Siemens shall have received the written resignation
(i) of employment and from all offices listed of the individuals set forth on Exhibit F-1 and (ii) from all offices listed of the individuals set forth on Exhibit F-2 and the written resignation of all trustees of all the Benefit Plans of the Company and its Subsidiaries, each effective at the Measurement Date.

          (d) Consents. The Company shall have received or made the consents, approvals, authorizations, permissions, notices and filings listed on Schedule 6.1(d) and all of them shall be in form and substance satisfactory to Siemens and Acquisition.

          (e) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company (if any) required by the Company's Certificate of Incorporation and the DGCL; provided, however, that this condition shall not apply in respect of the Initial Purchase.

          (f) Escrow Agreement. The Escrow Agreement and, if the Tax Insurance Election has been made, the Tax Escrow Agreement, shall have been duly executed and delivered by the parties thereto.

          (g) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (h) Invoices. The Company shall have delivered to Siemens the Invoices (as defined in Section 9.1).

          (i) IRS Matter Resolution. The tax matter described on Schedule 6.1(i) shall have been resolved in a manner satisfactory to Siemens in its sole discretion in a manner that will result in no liability on the part of the Company, any Subsidiary or the Surviving Corporation to federal or state Tax authorities or, in the alternative if so elected by the Company (the "Tax Insurance Election"), the Company shall have procured, paid in full (subject to
Section 9.1) and delivered to Siemens, insurance policies in substantially the forms contained in Exhibit G, with only such changes as shall be reasonably acceptable to Siemens and in the amounts set forth in Exhibit G.

          (j) Dissenting Shares. The applicable 20-day period in Section 262(d) of the DGCL for stockholders to demand or perfect dissenters rights pursuant to
Section 262 of the DGCL shall have expired and such rights shall not have been exercised with respect to more than 5% of the outstanding shares of any class of capital stock of the Company.

     6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the fulfillment at or prior to the Measurement Date of each of the following conditions (all of which may be waived by the Company in its sole discretion).

          (a) Performance of Obligations; Representations and Warranties. Siemens and Acquisition shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them prior to or at the Measurement Date and each of the representations and warranties of Acquisition and Siemens contained in Section 4 of this Agreement shall be true and correct, in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the Measurement Date as though made on and as of the Measurement Date or, in the case of representations and warranties made as of a specified date earlier than the Measurement Date, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date and each of Siemens and Acquisition shall have delivered to the Company a certificate dated the Measurement Date executed on behalf of each of them by an authorized signatory to such effect.

          (b) Opinion of Counsel. The Company shall have received the favorable written opinion dated the Measurement Date of internal counsel to Siemens and Acquisition, as to the matters set forth in Exhibit H and in form reasonably satisfactory to the Company.

          (c) Escrow Agreement. The Escrow Agreement and, if the Tax Insurance Election has been made, the Tax Escrow Agreement, shall have been duly executed and delivered by the parties thereto.

          (d) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company (if any) required by the Company's Certificate of Incorporation and the DGCL.

          (e) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7. SURVIVAL; INDEMNIFICATION; TAX MATTERS.

     7.1 Survival. Except as otherwise provided herein, all the representations, warranties covenants and agreements of the Company contained in or made pursuant to this Agreement shall survive the Closing and shall remain operative and in full force and effect for a period of 18 months after the Measurement Date (such period being referred to as the "Escrow Indemnity Period"), regardless of any investigation or statement as to the results thereof made by or on behalf of any Person before or after the Closing. No claim for indemnification may be asserted after the expiration of the Escrow Indemnity Period. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which is the subject of a claim which is asserted in writing prior to the expiration of the Escrow Indemnity Period shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.

     7.2 Indemnification. Siemens, its employees, agents, directors, officers, subsidiaries and its affiliates and the employees, agents, directors, officers and subsidiaries of its affiliates (the "Indemnified Parties") shall be indemnified and held harmless from and against any and all damages, claims, losses (including loss of value), expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys', accountants', and experts' fees and expenses including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, "Losses") (provided, however, that to avoid double-counting, Losses shall be determined after giving effect to any reserves or liabilities reflected on the final Closing Statement, if and to the extent those reserves reduced the Closing Liquid Net Worth), asserted against, or paid, suffered or incurred by any Indemnified Party which, directly or indirectly, arise out of, result from, are based upon or relate to: (i) the inaccuracy, untruth or incompleteness, as of the date of this Agreement or the Measurement Date (or, in the case of representations and warranties made as of a specified date earlier than the Measurement Date, on and as of such earlier date), of any representation or warranty made or deemed to have been made by the Company in this Agreement or any failure by the Company to perform or fulfill any of its covenants or agreements set forth in this Agreement; provided, however that if any such representation or warranty (other than those representations and warranties contained in Section 3.7, Section 3.9(a) and Section 3.24) is qualified in any respect by materiality or Material Adverse Effect, for purposes of this paragraph such materiality or Material Adverse Effect qualification will be in all respects ignored; (ii) subject to Section 7.9(b), Pre-Measurement Date Tax Liabilities; (iii) the Asset Purchase Agreement, dated as of May 10, 1999, by and between CompuCom Systems, Inc. and the Company or any of the transactions contemplated thereby; (iv) any action, suit or proceeding commenced prior to the Measurement Date before any court or arbitral or other tribunal; (v) the Tax Matters Settlement Shortfall Amount; or (vi) any failure of the Company or any of its Subsidiaries to be Year 2000 Compliant.

     7.3 Limitation of Liability; Disposition of Escrow Fund. After the Closing, the Indemnified Parties' rights to indemnification under Section 7.2 shall be subject to the following limitations: (i) in no event shall the aggregate amount to be paid to the Indemnified Parties under Section 7.2 exceed the Indemnity Amount; (ii) the Indemnified Parties shall be entitled to recover any Loss otherwise recoverable pursuant to clauses (i), (iii), (iv) and (vi) of Section
7.2 only to the extent the aggregate of Losses otherwise recoverable pursuant such Section exceeds $1,000,000 in the aggregate; provided, that if all such Losses exceed $1,000,000, the Indemnified Parties shall be entitled to recover for all such Losses; and (iii) if the inaccuracy, untruth or incompleteness of a representation in Section 3.17 results in an increase in the taxable income of the Company or any Subsidiary with respect to any taxable period ending after the Measurement Date, such increase in taxable income shall not give rise to an indemnifiable Loss to the extent such increase in taxable income is properly offset by available net operating loss carryovers of the Company or any Subsidiary (as the case may be) from taxable periods beginning prior to the Measurement Date.

     7.4 Stockholders' Representative. (a) The Company hereby appoints, and the Company's stockholders shall be deemed to appoint, the Stockholders' Representative, with full and unqualified power to delegate to one or more Persons the authority granted to him hereunder, to act as each of their agent and attorney-in-fact, with full power of substitution, to take all actions called for by this Section 7 and the Escrow Agreement and, if applicable, the Tax Escrow Agreement, on their individual and collective behalf, in accordance with the terms of this Section 7 and the Escrow Agreement and, if applicable, the Tax Escrow Agreement.

          (b) The Stockholders' Representative shall have no liability whatsoever to any existing or former stockholder of the Company or to any other Person arising out of the matters contemplated by this Section 7 or the Escrow Agreement or, if applicable, the Tax Escrow Agreement, except only to the extent of any Loss caused exclusively by the Stockholders' Representative's willful misconduct or bad faith. In any event, any such liability shall be limited to direct damages resulting from such conduct and in no event shall the Stockholders' Representative be liable for special, incidental or consequential damages incurred or suffered by any Person. The Stockholders' Representative shall incur no liability to any existing or former stockholder of the Company or to any other Person with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuine and duly authorized. The Stockholders' Representative may, in all questions arising under the Escrow Agreement and, if applicable, the Tax Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders' Representative based on such advice, the Stockholders' Representative shall not be liable to any existing or former stockholder of the Company or to any other Person.

          (c) In the event of the death or permanent disability of the Stockholders' Representative, or his resignation, a successor Stockholders' Representative shall be appointed by a majority vote of the holders (other than Siemens and its subsidiaries) of outstanding capital stock of the Company immediately prior to the Effective Time, with each such stockholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the shares of capital stock of the Company held by such stockholder immediately prior to the Effective Time.

     7.5 Notice of Claims. If any of the Indemnified Parties believes that it has suffered or incurred any Loss, it shall notify the Escrow Agent and the Stockholders' Representative promptly in writing (at their respective addresses set forth in the Escrow Agreement), and in any event within the applicable time period specified in Section 7.1, describing such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred (a "Claim Notice"). If any legal action is instituted by a third party with respect to which any of the Indemnified Parties intend to claim indemnity under this Section, such Indemnified Party shall promptly give a Claim

Notice to notify the Escrow Agent and the Stockholders' Representative with respect to such legal action. In any event, a failure or delay in notifying the Escrow Agent and the Stockholders' Representative shall not affect the Indemnified Party's right to indemnity, except only to the extent such failure or delay materially and adversely prejudices the ability to defend against any legal action.

     7.6 Defense of Third Party Claims. Because the right to indemnity is limited as provided herein, except as otherwise provided in the Tax Escrow Agreement relating solely to the Tax Matters (as defined in the Tax Matters Escrow Agreement), the Indemnified Parties shall have the right to conduct and control, through counsel of their own choosing, reasonably acceptable to the Stockholders' Representative, any third party legal action or other claim, but the Stockholders' Representative may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if the Indemnified Parties shall fail to defend any such legal action or other claim, then the Stockholders' Representative may defend, through counsel of its own choosing, such legal action or other claim, and so long as it gives Siemens at least 15 days' notice of the terms of the proposed settlement thereof and permits Siemens to then undertake the defense thereof, except as set forth below, settle such legal action or other claim and recover out of the Indemnity Amount the amount of such settlement or of any judgment and the costs and expenses of such defense. Neither Siemens nor the Stockholders' Representative shall compromise or settle any such legal action or other claim without the prior written consent of the other, which consent shall not be unreasonably withheld, except that under no circumstances shall Siemens be required to consent to the entry of an order for injunctive or other non-monetary relief. All costs and expenses reasonably incurred in defending any such third party legal action or other claim, including the amount of any settlement or of any judgment, shall be paid out of the Indemnity Amount.

     7.7 Dispute Resolution: Negotiation, Mediation and Arbitration

          (a) The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. Any Party shall give any other Party written notice of any dispute not resolved in the ordinary course of business. Within 7 days after delivery of such notice, the Party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each Party's position(s) regarding the matters(s) in dispute and a summary of arguments in support thereof, and
(ii) the name and title of the executive who will represent that Party and any other Person who will accompany that executive.

          (b) Within 14 days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section
7.7 (and any of the Parties' submissions in contemplation hereof) shall be kept confidential by the Parties and shall be treated by the Parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.

          (c) If the matter in dispute has not been resolved within 30 days after delivery of the notice, the dispute shall be submitted to non-binding mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the CPR Institute for Dispute Resolution. The mediation shall be conducted within 30 days of the time the mediator is selected. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals; provided, however, that if no mediator from that list can be mutually agreed upon, each Party will submit to the CPR its own list of acceptable mediators from the CPR Panels of Distinguished Neutrals and the CPR shall appoint one of those listed as the mediator for the Parties. The costs of the mediation, including the mediator's fees, shall be borne equally by the Parties to the dispute.

          (d) If the matter in dispute has not been resolved within 30 days after the selection of the mediator, either Party (the "claimant") may submit the dispute to binding arbitration to the New York, New York office of the American Arbitration Association ("AAA") in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA, revised and effective July 1, 1996.

          (e) The Commercial Arbitration Rules of the AAA, revised and effective July 1, 1996, as modified or revised by the provisions of this Section 7.7, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and prehearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator's decision shall be rendered within 30 days of the conclusion of any hearing hereunder and the arbitrator's judgment and award may be entered and enforced in any court of competent jurisdiction.

          (f) Resolution of disputes under the procedures of this Section 7.7 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 7.7.

     7.8 Exclusive Remedy. The indemnification provided in this Section 7 shall be the sole and exclusive remedy available following the Closing to the Indemnified Parties for the subject matter covered by such indemnification and any claim arising under this Agreement.

     7.9 Tax Matters. (a)(i) Prior to the filing of any Income Tax Return solely with respect to the Company and/or any of its Subsidiaries due after the Measurement Date (with regard to extensions) with respect to any taxable year or other taxable period beginning prior to the Measurement Date, and no later than thirty (30) days prior to the due date for filing such Tax Return, Siemens shall provide the Stockholders' Representative with a draft of such Tax Return, and any related work papers, for review. No later than ten (10) days prior to the due date for filing such Tax Return, the Stockholders' Representative shall notify Siemens with any proposed modifications to such Tax Return. Such modifications to the Tax Return shall be made by Siemens in its reasonable discretion prior to filing as long as there is a reasonable basis for the filing position requested. In any event, Siemens shall file all Tax Returns due after the Measurement Date with respect to taxable years beginning prior to the Measurement Date consistent with the Company's past practices to the extent permitted by applicable law. Notwithstanding the foregoing, nothing contained in this Agreement shall permit the Stockholders' Representative to receive nor obligate Siemens to deliver to the Stockholders' Representative any consolidated or other Tax Return or Income Tax Return of Siemens or any other Subsidiary or Affiliate of Siemens (other than a Tax Return relating solely to the Company and/or any of its Subsidiaries).

               (ii) Siemens shall not amend, or cause or permit the Company or any Subsidiary to amend, any Income Tax Return filed with respect to any taxable year or other taxable period beginning prior to the Measurement Date without the prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld. Siemens and the Stockholders' Representative agree to consult and resolve in good faith any disagreement regarding the withholding of consent by the Stockholders' Representative, it being understood and agreed that in the absence of any such resolution, any and all such disagreements shall be resolved in a manner consistent with the procedures described in Section 7.7.

               (iii) Any overpayment in respect of Taxes relating to any taxable year or other taxable period (or portion thereof, as determined below in clause
(c)) ending on or before the Measurement Date shall be for the benefit of the Stockholders; provided that, any overpayment of Taxes attributable to the fiscal 1994 through 1996 taxable years of the Company or its Subsidiaries shall be for the benefit of Siemens to the extent that such overpayments are reflected as an asset on the balance sheet (as of the close of business on the Measurement Date) prepared pursuant to Section 2.2. Upon written notification to Siemens, the Stockholders' Representative, at its own expense, will be permitted to pursue any overpayment to which it is entitled; provided that any action on the part of the Stockholders' Representative shall not increase any Tax Liability of Siemens, the Company or any of their respective Subsidiaries in any period ending after the Measurement Date (in which event, such action shall require the prior written consent of Siemens, which shall not be unreasonably withheld).

          (b) Notwithstanding Section 7.2, no claim for indemnification shall be permitted for any Losses resulting solely from the failure of Siemens or the Company or any Subsidiary to timely file any Tax Return required to be filed (with extensions) after the Measurement Date or timely pay any Taxes required to be paid after the Measurement Date.

          (c) Siemens and the Company (and/or the Company's Subsidiaries) will, to the extent permitted by applicable law, elect with the relevant Tax authority to close the taxable year of the Company and its Subsidiaries on the Measurement Date. For purposes of this Agreement, in the case of any Taxes in respect of a taxable period that begins on or before the Measurement Date and ends after the Measurement Date, the portion of such Tax attributable to the pre-Measurement Date period shall (i) in the case of real property or other similar Taxes that are fixed and periodic in nature, be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Measurement Date, and the denominator of which is the number of days in the entire period; and (ii) in the case of all other Taxes, be determined on the basis of an interim closing of the books at the end of the Measurement Date. For purposes of clause (i) of the preceding sentence, any credits against Tax shall be prorated based upon the fraction employed in such clause (i).

          (d) Siemens shall not make an election pursuant to Section 338 of the Code with respect to the Company or any Subsidiary without the prior written consent of the Stockholders' Representative.

8. TERMINATION; EFFECT OF TERMINATION.

     8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned whether prior to or after the adoption of this Agreement by the Company's stockholders if:

          (a) at any time prior to the Effective Time, by mutual written agreement of the parties hereto; provided, however, that if such termination is to occur after the Initial Purchase Date, such termination must be approved in accordance with Section 1.6(c);

          (b) at any time prior to the Initial Purchase Date, by either the Company or Siemens upon notification to the non-terminating party by the terminating party:

               (i) at any time 90 days following the date of this Agreement if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

               (ii) there has been a material breach of this Agreement on the part of the non-terminating party and either (x) the non-terminating party fails to cure such breach within 30 days following notification thereof by the terminating party or (y) the breach is not reasonably capable of being cured within 30 days after notice thereof; or

               (c) at any time prior to the Initial Purchase Date, by Siemens upon the occurrence of a Trigger Event (as defined in Section 8.2).

     8.2 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Siemens pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company, Siemens or Acquisition (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 5.3(b) and 9 will continue to apply following any such termination and
(ii) as provided in this Section 8.2.

               (b) If (i) Siemens terminates this Agreement pursuant to (A)
Section 8.1(b)(ii) or (B) Section 8.1(c), (ii) after the date hereof and prior to such termination, a Person other than Siemens or its Affiliates shall have made or announced an intention to make a proposal for an Acquisition Transaction and (iii) the Company consummates an Acquisition Transaction or enters into a definitive agreement with respect to an Acquisition Transaction within 12 months following such termination, then the Company shall pay to Siemens a termination fee in the amount of $5 million upon the closing of such Acquisition Transition. The termination fee shall be payable not later than two business days after the closing of such Acquisition Transaction, by wire transfer of immediately available funds to an account designated by Siemens. If the termination fee is not paid within two business days after the due date as provided above, (i) the termination fee will bear interest at the rate of 12% per year (or if less, the highest legally permissible rate) from such date until paid and (ii) the Company will pay for all attorneys' fees and expenses incurred by Siemens in connection with collecting such overdue amounts.

               (c) For purposes of this Agreement, a "Trigger Event" means any of the following events: (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, a definitive agreement or agreement in principle with respect to any Acquisition Transaction other than the transactions contemplated by this Agreement; (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn its approval or recommendation of this Agreement or the Merger, or modified its approval or recommendation of this Agreement or the Merger in a manner adverse to Siemens or Acquisition; (iii) the Board of Directors of the Company or any committee thereof shall have made any recommendation with respect to an Acquisition Transaction by any Person (other than Siemens or Acquisition) other than a recommendation rejecting or against such Acquisition Transaction; or (iv) the Company receives a proposal with respect to an Acquisition Transaction by any Person (other than Siemens or Acquisition), and the Company's Board of Directors takes a neutral position or makes no recommendation with respect to such Acquisition Transaction after a reasonable amount of time (and in no event more than five business days) has elapsed for the Company's Board of Directors to review and make a recommendation with respect to such proposal consistent with the Board's fiduciary duties.

9. FEES AND EXPENSES.

     9.1 Expenses. Subject to Section 9.2, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. In addition, (a) the unpaid fees and expenses of all brokers, investment bankers, financial advisors, attorneys and accountants engaged in connection with the preparation and negotiation of this Agreement or the transactions contemplated hereby and whose compensation is payable by the Company shall be reflected on invoices (the "Invoices") submitted to Siemens on or prior to the Measurement Date, which Invoices shall include confirmation that no further compensation beyond the amount reflected in the Invoice is or will be payable by the Company (or the

Surviving Corporation, as successor to the Company) and (b) Siemens and the Company shall each pay one-half of the aggregate premiums and surplus lines premium tax charged thereon for the insurance policies described in Section 6.1(i).

     9.2 Stockholders of the Company. In no event shall Siemens, Acquisition or the Company be liable (before or after the Closing) for any fees and expenses of the stockholders of the Company relating to the transactions contemplated by this Agreement, including, without limitation, legal, accounting and financial advisory fees.

10. DEFINITIONS. As used in this Agreement the terms set forth below shall have the following meanings:

          "AAA" shall have the meaning ascribed to such term in Section 7.7(d).

          "Acquisition" shall have the meaning ascribed to such term in the first paragraph hereof.

          "Acquisition Price" shall have the meaning ascribed to such term in
Section 2.1(c).

          "Acquisition Common Stock" shall have the meaning ascribed to such term in Section 2.1(a).

          "Adjusted Acquisition Price" shall have the meaning ascribed to such term in Section 2.1(c).

          "Acquisition Transaction" shall have the meaning ascribed to such term in Section 5.2.

          "Affiliate" of a Person shall mean any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.

          "Agreement" shall have the meaning ascribed to such term in the first paragraph hereof.

          "Antitrust Division" shall have the meaning ascribed to such term in
Section 5.5.

          "Authorizations" shall have the meaning ascribed to such term in
Section 3.15(b).

          "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, written incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer, consultant or director of the Company or any Subsidiary.

          "Call Option" shall have the meaning ascribed to such term in the Recitals to this Agreement.

          "Certificates" shall have the meaning ascribed to such term in Section 2.4(b).

          "Certificate of Merger" shall have the meaning ascribed to such term in Section 1.2.

          "Claim Notice" shall have the meaning ascribed to such term in Section 7.5.

          "claimant" shall have the meaning ascribed to such term in Section 7.7(d).

          "Closing" shall have the meaning ascribed to such term in Section 1.3.

          "Closing Date" shall have the meaning ascribed to such term in Section 1.3.

          "Closing Liquid Net Worth" shall mean the amount, computed as of the Measurement Date and in a manner consistent with the methods used in the preparation of the financial statements of the Company at or for the period ended September 26, 1999 and as specified in Exhibit C, equal to the Company's current assets (net of reserves) minus all of its liabilities, including for this purpose (whether or not required by GAAP or otherwise to be accrued) an accrual for the full amount of all amounts due or to become due on the part of the Company or any Subsidiary of the Company in connection with or by reason of the transactions contemplated by this Agreement, including without limitation or duplication (i) those related to attorneys, accountants, investment bankers, financial advisers and other professionals, (ii) all obligations in respect of bonuses, severance or additional compensation payable to officers, directors, employees and consultants (it being understood that liabilities under "double trigger" change-of-control provisions shall not be included as liabilities for purposes of calculating Closing Liquid Net Worth unless both triggers have occurred prior to the Measurement Date), (iii) the Notes Redemption Premium and
(iv) one-half of the aggregate premiums and the related surplus lines premium tax payable to the insurers for the insurance policies described in Section 6.1(i).

          "Closing Liquid Net Worth Adjustment" shall mean the amount by which the Company's Closing Liquid Net Worth is less than $(165,685,000).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral Document" shall mean any certificate or schedule delivered by a Person or any of its respective directors, officers, employees or trustees pursuant to this Agreement.

          "Commonly Controlled Entity" shall have the meaning ascribed to such term in Section 3.18(a).

          "Company" shall have the meaning ascribed to such term in the first paragraph hereof.

          "Company Capital Stock" shall have the meaning ascribed to such term in Section 3.2(a).

          "Company Common Stock" shall have the meaning ascribed to such term in
Section 2.1(c).

          "Company Designees" shall have the meaning ascribed to such term in
Section 1.6(a).

          "Company SEC Documents" shall have the meaning ascribed to such terms in Section 3.4(c).

          "Company Stock Plans" shall have the meaning ascribed to such term in
Section 2.1(e).

          "Control" shall mean the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

          "Debentures" shall mean the 5.5% Convertible Subordinated Debentures due 2007 issued and outstanding pursuant to the Indenture dated March 18, 1987, as supplemented, between Businessland, Inc. and Security Pacific National Bank.

          "December Financial Statements" shall have the meaning ascribed to such term in Section 3.8.

          "DGCL" shall have the meaning ascribed to such term in Section 1.1.

          "Disclosure Schedule" shall have the meaning ascribed to such term in
Section 3.

          "Dissenting Shares" shall have the meaning ascribed to such term in
Section 2.1(d).

          "Drag-Along Rights" shall have the meaning ascribed to such term in the Recitals to this Agreement.

          "Effective Time" shall have the meaning ascribed to such term in
Section 1.2.

          "Employees" shall have the meaning ascribed to such term in Section 3.19.

          "Environmental Claim" shall mean any written claim, action, investigation or notice by any Person alleging potential liability arising out of, based on, or resulting from (a) the presence or release into the environment, including, without limitation, the indoor environment, of any Hazardous Substance at any location, whether or not owned by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, statutes, rules and regulations, orders, decrees, judgments, arbitration awards, agreements and permits relating to protection and clean-up of the environment and protection of human health (excluding those relating solely to occupational health and safety), including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances.

          "Escrow Agent" shall mean ChaseMellon Shareholder Services LLC.

          "Escrow Agreement" shall mean an agreement substantially in the form of Exhibit I, executed and delivered at the Closing or, if earlier, on the Initial Purchase Date.

          "Escrow Indemnity Period" shall have the meaning ascribed to such term in Section 7.1.

          "Escrow Period" shall mean the period beginning on the Initial Distribution Date and ending on the first date on which funds held in the escrow created pursuant to the Escrow Agreement are permitted to be released to the Payment Agent under the terms of the Escrow Agreement.

          "ERISA" shall have the meaning ascribed to such term in Section
3.18(a).

          "European Authorities" shall have the meaning ascribed to such term in
Section 5.5.

          "European Statutes" shall have the meaning ascribed to such term in
Section 5.5.

          "Exchange Act" shall have the meaning ascribed to such term in Section 1.6(b).

          "Exchange Fund" shall have the meaning ascribed to such term in
Section 2.4(a).

          "14(f) Material" shall have the meaning ascribed to such term in
Section 1.6(b).

          "FTC" shall have the meaning ascribed to such term in Section 5.5.

          "GAAP" shall have the meaning ascribed to such term in Section 3.7.

          "Governmental Entity" shall mean any: (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivisions, instrumentalities, branch, department, official, or entity); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

          "HSR Act" shall have the meaning ascribed to such term in Section 3.4(b).

          "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials regulated under Environmental Laws.

          "IRS" shall have the meaning ascribed to such term in Section 3.17(b).

          "Income Taxes" shall mean Federal income taxes and all state, local and municipal Taxes imposed on or measured by net income, or income, franchise or similar taxes based on gross receipts.

          "Income Tax Return" shall mean any Tax Return filed in respect of Income Taxes.

          "Incremental Amount" shall have the meaning ascribed to such term in
Section 2.1(c).

          "Indemnified Parties" shall have the meaning ascribed to such term in
Section 7.2.

          "Indemnity Amount" shall have the meaning ascribed to such term in
Section 2.1(c).

          "Independent Accountant" shall have the meaning ascribed to such term in Section 2.2(c).

          "Information Statement" shall have the meaning ascribed to such term in Section 3.4(b).

          "Initial Distribution Date" shall have the meaning ascribed to such term in Section 2.3(a).

          "Initial Purchase" shall have the meaning ascribed to such term in the Recitals to this Agreement.

          "Initial Purchase Date" shall have the meaning ascribed to such term in the Recitals to this Agreement.

          "Intellectual Property" shall mean all United States and foreign intellectual property rights arising under statutory or common law, and whether or not perfected, including, without limitation (a) all patents, patent applications, patent disclosures and inventions and discoveries which may be patentable and improvements thereto owned or licensable by the Company or its Subsidiaries, (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names and corporate names, and registrations and applications for registration thereof, including all marks registered in the United States Patent and Trademark Office and any foreign trademark offices, (c) rights associated with works of authorship including copyrights and moral rights in both published and unpublished works and registrations and applications for registration thereof, (d) computer software, data and documentation (including all source codes and object codes), (e) rights relating to trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, charts, diagrams, proposals, technical data, data bases, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (f) any rights analogous to those set forth in this paragraph and any other proprietary rights relating to intangible property and
(g) copies and tangible embodiments of any of the foregoing (in whatever form or medium) in which the Company or its Subsidiaries has any rights, and divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, or hereafter filed, issued or acquired.

          "Invoices" shall have the meaning ascribed to such term in Section
9.1.

          "Laws" shall have the meaning ascribed to such term in Section
3.15(a).

          "Lien" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind, except for (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the December Financial Statements; (b) statutory liens of landlords, lien of carriers, warehousemen's, mechanics and materialmen's and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable and (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the December Financial Statements; (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs in each case in the ordinary course of business consistent with past practice; (d) purchase money security interests incurred in the ordinary course of business, consistent with past practice; (e) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of the Company's operations and do not or would not materially detract from the value of the property to which such encumbrance relates; and (f) liens arising out of acts done or suffered to be done by, and judgments against, Siemens or Acquisition, and those claiming by, through or under Siemens or Acquisition; and (g) liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on property with respect to which the Company and the applicable Subsidiary has easement rights or leasehold interests and subordination or similar agreements relating thereto.

          "Losses" shall have the meaning ascribed to such term in Section 7.2.

          "Material Adverse Effect" shall mean a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

          "Measurement Date" shall have the meaning ascribed to such term in
Section 2.2(a).

          "Merger" shall have the meaning ascribed to such term in the Recitals to this Agreement.

          "Merger Price" shall have the meaning ascribed to such term in Section 2.1(c).

          "Microsoft Warrant" shall have the meaning ascribed to such term in
Section 3.2(a)

          "1997 IBM Warrant" shall have the meaning ascribed to such term in
Section 3.2(a).

          "NED Plan" shall have the meaning ascribed to such term in Section 3.2(a).

          "Notes" shall mean the 12.5% Senior Subordinated Notes due 2006 issued and outstanding pursuant to the Indenture dated July 29, 1998 among the Company, the Subsidiary Guarantors (as defined therein) and Marine Midland Bank, N.A., as trustee

          "Notes Redemption Premium" shall mean (i) an amount in respect of the Debentures equal to $32.2 million less the book value of the Debentures on the Measurement Date plus (ii) the excess of (x) the amount required to be expended by Siemens or its Affiliates to repurchase or redeem all of the outstanding Notes, over (y) the aggregate outstanding principal balances of the Notes on the Measurement Date plus (iii) the reasonable costs and expenses (including fees and expenses of advisors and legal counsel) incurred or to be incurred in connection with repurchasing, redeeming or otherwise repaying the Notes and Debentures. The Notes Redemption Premium shall not include any amount paid by Siemens to repurchase any debt security that is in excess of the contractual repurchase or redemption price for such security (including any premium or penalty) that will be payable following the Merger.

          "Notice of Disagreement" shall have the meaning ascribed to such term in Section 2.2(c).

          "Option" shall have the meaning ascribed to such term in Section
2.1(e).

          "Outstanding Share Amount" shall have the meaning ascribed to such term in Section 2.1(c).

          "Party" shall mean Siemens, Acquisition, the Company and its Subsidiaries and the Stockholders' Representative.

          "Payment Agent" shall mean a bank or trust company designated as the exchange and paying agent by Siemens and reasonably satisfactory to the Company.

          "Pension Plans" shall have the meaning ascribed to such term in
Section 3.18(a).

          "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, other business organization, trust, association or entity or government agency or authority.

          "Plans" shall have the meaning ascribed to such term in Section
3.18(a).

          "Potential Acquiror" shall have the meaning ascribed to such term in
Section 5.2.

          "Pre-Measurement Date Tax Liabilities" shall mean all obligations for Income Taxes owed by the Company (or the Surviving Corporation as its successor in the Merger) and its Subsidiaries for any period ending on or prior to the Measurement Date which are actually paid by the Company (or the Surviving Corporation as its successor in the Merger), other than (i) any Income Taxes directly resulting from any action taken by Siemens, the Company, their affiliates or agents of any of the foregoing on the Measurement Date or treated as occurring on the Measurement Date (including, for example, any Income Taxes resulting from a Section 338 election made with respect to the Company or any of its Subsidiaries) other than any action taken by the Company or its Subsidiaries in the ordinary course of business, and (ii) Income Taxes that are covered by proper accruals or reserves on the books of the Company or its Subsidiaries on the Measurement Date.

          "Put Option" shall have the meaning ascribed to such term in the Recitals to this Agreement.

          "Remaining Escrow Balance" shall mean the amount of funds available pursuant to the Escrow Agreement to be released after payment of all sums due Siemens, the Stockholders' Representative and the Escrow Agent, at the end of the Escrow Period.

          "Representative" shall have the meaning ascribed to such term in
Section 5.2.

          "SEC" shall have the meaning ascribed to such term in Section 3.4(b).

          "Secretary of State" shall have the meaning ascribed to such term in
Section 1.2.

          "Securities Act" shall have the meaning ascribed to such term in
Section 3.4(c).

          "Siemens" shall have the meaning ascribed to such term in the first paragraph hereof.

          "Stockholder Approval" shall have the meaning ascribed to such term in
Section 3.3.

          "Stockholders' Representative" shall have the meaning ascribed to such term in Section 2.2 (a), and also includes any replacement appointed pursuant to
Section 7.4(c).

          "Stockholder Representative Expense Amount" shall have the meaning ascribed to such term in Section 2.1(c).

          "Stockholders Agreement" shall have the meaning ascribed to such term in the Recitals to this Agreement.

          "Subsidiary" shall mean any corporation, partnership, joint venture or other entity in which the Company (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

          "Surviving Corporation" shall have the meaning ascribed to such term in Section 1.1.

          "Surviving Corporation Common Stock" shall have the meaning ascribed to such term in Section 2.1(a).

          "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

          "Tax Escrow Agent" shall mean ChaseMellon Shareholder Services LLC.

          "Tax Escrow Agreement" shall mean an agreement substantially in the form of Exhibit J, executed and delivered at the Closing or, if earlier, on the Initial Purchase Date.

          "Tax Escrow Amount" shall have the meaning ascribed to such term in
Section 2.1(c).

          "Tax Escrow Balance" shall mean the amount of funds available pursuant to the Tax Escrow Agreement to be distributed after payment of all sums due to Siemens and the Tax Escrow Agent at the end of the Tax Matters Escrow Period.

          "Tax Insurance Election" shall have the meaning ascribed to such term in Section 6.1(i).

          "Tax Matters Escrow Period" shall mean the period beginning on the Initial Distribution Date and ending on the business day following the first date on which funds held in escrow pursuant to the Tax Escrow Agreement are permitted to be delivered to the Payment Agent pursuant to the terms of the Tax Escrow Agreement.

          "Tax Matters Settlement Shortfall Amount" shall mean the amount, if any, by which the amounts actually paid to dispose of the tax matters disclosed in Schedule 6.1(i) and to discharge any Liability for Taxes (federal, state or other) arising out of or in connection with those proceedings, including without limitation, all legal, accounting and other professional fees and expenses incurred with respect thereto, exceed the sum of (i) all amounts available under the Tax Escrow Agreement to pay such amounts plus (ii) all funds received by Siemens under the insurance policies described in Section 6.1(i) to pay such amounts.

          "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

          "Trademarks" shall have the meaning ascribed to such term in Section 3.16(b).

          "Trigger Event" shall have the meaning ascribed to such term in
Section 8.2(c).

          "Warrant" shall have the meaning ascribed to such term in Section 2.1(f).

          "Warrant Agreements" shall have the meaning ascribed to such term in
Section 3.2(a).

          "Welfare Plans" shall have the meaning ascribed to such term in
Section 3.18(a).

          "Year 2000 Compliant" shall mean:

          (a) that (i) all of the equipment and systems used by the Company and its Subsidiaries (other than any third party software or systems included therein); and (ii) all of the products designed, developed, under design or development, licensed, manufactured, supported, sold, distributed and/or maintained by the Company and its Subsidiaries (other than any third party software or systems included therein) do not and will not experience any premature cancellation or expiration of contractual rights or deletion of data, or any malfunctions or other problems in connection with the year 2000 (and all subsequent years) as distinct from 1900's years;

          (b) that no value for any current date will cause any interruption in operation of any of the equipment, systems and/or products described in clause
(a) above;

          (c) that all date-based functionality of the equipment, systems and/or products described in clause (a) above will behave consistently for dates prior to, during and after year 2000; and

          (d) that in all interfaces and data storage of the Company and its Subsidiaries, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules.

11. MISCELLANEOUS.

     11.1 Press Releases. Except as required by law, none of Siemens, Acquisition or the Company shall issue any press release or otherwise make public any information with respect to the subject matter of this Agreement nor the transactions contemplated hereby, without the prior written consent of each of the other parties to this Agreement.

     11.2 Integration. This Agreement and the agreements expressly referred to or contemplated herein set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements, and the Exhibits hereto, there are no representations or warranties, express or implied, made by any party to this Agreement (or any of their Affiliates) with respect to the subject matter of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

     11.3 Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that Acquisition may assign its rights and obligations under this Agreement to any directly or indirectly wholly owned subsidiary of Siemens' ultimate parent company, Siemens Aktiengesellschaft, that is a corporation of Delaware, any other State of the United States or the District of Columbia (and the law of such State or the District of Columbia permits such corporation to merge with the Company) upon written notice to the Company if the assignee shall assume the obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     11.4 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof only by a written instrument duly executed by such party. In the event such waiver is requested or to be made on behalf of the Company after the Initial Purchase Date, such waiver must be approved by the Company Designees.

     11.5 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 11.5), by reputable overnight courier service or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

      If to Siemens or Acquisition:

               Siemens Corporation
               153 East 53rd Street
               New York, New York 10022
               Facsimile: (212) 258-4945
               Attention:  General Counsel

               with a copy to:

               Clifford Chance Rogers & Wells LLP
               200 Park Avenue
               New York, New York 10166
               Facsimile: (212) 878-8375
               Attention:  John A. Healy

      If to the Company:

               Entex Information Services, Inc.
               Six International Drive
               Rye Brook, New York  10573
               Facsimile:  (914) 935-3880
               Attention:  Lynne A. Burgess

               with a copy to:

               Cahill Gordon & Reindel
               80 Pine Street
               New York, New York  10085
               Facsimile:  (212) 269-5420
               Attention:  Gerald S. Tanenbaum

      If to the Stockholders' Representative:

               Dort A. Cameron, III
               The Airlie Group
               115 East Putnam Avenue
               Greenwich, Connecticut 06830
               Facsimile:  (203) 661-0479

               with a copy to:

               Cahill Gordon & Reindel
               80 Pine Street
               New York, New York  10085
               Facsimile:  (212) 269-5420
               Attention:  Gerald S. Tanenbaum

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

     11.6 Amendment. This Agreement shall not be amended, modified, revised, supplemented or terminated orally and no waiver of compliance with any provision hereof and no consent provided for herein shall be effective other than by a written instrument executed by all of the parties hereto. This Agreement may be amended upon the taking of requisite corporate action by all of the parties hereto and, if such amendment is requested or to be made after the Initial Purchase Date, such amendment must be approved in accordance with Section 1.6(c).

     11.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY DELAWARE CHOICE OF LAW PRINCIPLES.

     11.8 Third Party Beneficiaries. Except as provided in Section 5.11, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

     11.9 Performance. In the event that any Party shall fail or refuse to consummate the transactions contemplated by this Agreement or any default under, or breach of, any representation, warranty or covenant of this Agreement on the part of any Party shall have occurred that results in the failure to consummate the transactions contemplated hereby, then in addition to the other remedies provided in this Agreement, any other Party may seek to obtain an order of specific performance thereof against the breaching Party from a court of competent jurisdiction. In addition, any Party shall be entitled to obtain from the breaching Party court costs and reasonable attorneys' fees incurred by it in enforcing its rights hereunder.

     11.10 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

     11.11 Extensions. At any time prior to the Measurement Date, either party may by appropriate action, extend the time for compliance by or waive performance of any representation, warranty, agreement, condition or obligation of the other party.

     11.12 Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

     11.13 Exhibits; Disclosure Schedule. All Exhibits referred to herein and the Disclosure Schedule are intended to be and hereby are specifically made a part of this Agreement. Each exception to a representation or warranty of the Company that is set forth in the Disclosure Schedule or is identified by appropriate cross-referencing to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and, except as otherwise specifically stated with respect to such exception in the Disclosure Schedule, relates only to such Section.

     11.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Siemens, and Acquisition may become a party hereto by executing a counterpart thereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Agreement on the date first above written.

                                 SIEMENS CORPORATION


                                 By:/s/ Gerald Wright
                                    ---------------------------------
                                    Name:  Gerald Wright
                                    Title: Executive Vice President and
                                           Chief Financial Officer


                                 By:/s/ Michael Schiefen
                                    ---------------------------------
                                    Name:  Michael Schiefen
                                    Title: Vice President, Corporate Development

                                 EMILIA ACQUISITION CORP.





                                 By:/s/ Michael Schiefen
                                    ---------------------------------
                                     Name:  Michael Schiefen
                                     Title: Vice President

                                 ENTEX INFORMATION SERVICES, INC.




                                 By:/s/ Kenneth A. Ghazey
                                    ---------------------------------
                                     Name:  Kenneth A. Ghazey
                                     Title: President